EXHIBIT 10.1

STOCK PURCHASE AND SALE AGREEMENT

by and among

SCHLUMBERGER TECHNOLOGY CORPORATION

SCHLUMBERGER TECHNOLOGIES, INC.

SCHLUMBERGER B.V.

NPTEST HOLDING CORPORATION

and

NPTEST ACQUISITION CORPORATION

dated as of

June 24, 2003

STOCK PURCHASE AND SALE AGREEMENT

Stock Purchase and Sale Agreement, dated as of June 24, 2003, by and among NPTest Holding Corporation, a Delaware corporation (“Parent”), NPTest Acquisition Corporation, a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Parent, Schlumberger Technology Corporation, a Texas corporation (“STC”), Schlumberger Technologies, Inc., a Delaware corporation and a wholly owned subsidiary of STC (“STI”) and Schlumberger B.V., a corporation organized under the laws of The Netherlands (“SBV” and, together with STI, the “Sellers”). Certain capitalized terms used in this Agreement have the meanings assigned to them in Article IX.

WHEREAS, STI owns all of the issued and outstanding shares of common stock, par value $0.01 (the “NPT Shares”), of NPTest, Inc., a Delaware corporation (the “US Company”);

WHEREAS, SBV owns all the issued and outstanding equity securities (the “BVI Shares”) of NPTest International Limited, a corporation organized under the laws of the British Virgin Islands (the “BVI Company”);

WHEREAS, the board of directors of each of STI and Purchaser has approved, and deems it advisable and in the best interests of its respective stockholders for Purchaser to consummate the acquisition of the US Company, which acquisition is to be effected by the purchase of all the NPT Shares by Purchaser from STI upon the terms and subject to the conditions set forth herein; and

WHEREAS, the board of directors or equivalent corporate governing body of each of SBV and Purchaser has approved, and deems it advisable and in the best interests of its respective shareholders for Purchaser to consummate, the acquisition of the BVI Company by Purchaser, which acquisition is to be effected by the purchase of all the issued and outstanding BVI Shares by Purchaser from SBV upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.1 Sale and Transfer.

(a) Subject to the terms and conditions of this Agreement, at the Closing, STI shall sell, convey, assign, transfer and deliver to Purchaser all of its rights, title and interest to the NPT Shares, free and clear of all Encumbrances, except for any Encumbrance arising under the Securities Act or any applicable state securities laws, and Purchaser shall purchase, acquire and accept the NPT Shares from STI (the “NPT Sale”).

(b) Subject to the terms and conditions of this Agreement, at the Closing, SBV shall sell, convey, assign, transfer and deliver to Purchaser all of its rights, title and interests to all the BVI Shares, free and clear of all Encumbrances, except for any Encumbrance arising under the Securities Act or any applicable state securities laws, and Purchaser shall purchase, acquire and accept the BVI Shares from SBV (the “BVI Sale”).

Section 1.2 The Purchase Price. Subject to the terms and conditions of this Agreement, in consideration of the aforesaid sale, conveyance, assignment, transfer and delivery by Sellers to Purchaser of the NPT Shares and the BVI Shares, Purchaser shall pay to Sellers an amount of cash equal to $220,000,000 (the “Initial Cash Consideration”), subject to adjustment in accordance with Section 1.3 and Section 1.4 (the “Purchase Price”), to be allocated between the Sellers as provided in Section 1.5.

Section 1.3 Purchase Price Adjustment.

(a) No later than five business days prior to the Closing Date, Sellers shall prepare and deliver to Purchaser a balance sheet as of June 30, 2003 (the “Initial Balance Sheet”), using line items substantially consistent with those in the December 31, 2002 Balance Sheet included in the Financial Statements, together with a certificate based on such Initial Balance Sheet setting forth Parent’s calculation of Working Capital as of June 30, 2003, which shall be calculated in the manner set forth on Schedule 1.3 (the “Initial Working Capital Schedule”).

(1) Purchaser shall promptly review the Initial Balance Sheet, and the parties agree to discuss in good faith any comments or questions Purchaser may have with respect to the Initial Balance Sheet.

(2) If the amount of “Cash” set forth in the Initial Balance Sheet is less than $4,000,000, the Purchase Price payable by Purchaser at Closing shall be decreased by such shortfall (the “Preliminary Adjustment Amount”).

(3) If the amount of “Cash” set forth in the Initial Balance Sheet is more than $4,000,000, the Purchase Price payable by Purchaser at Closing shall be increased by such excess (the “Preliminary Adjustment Amount”).

(b) As promptly as practicable, but no later than 60 calendar days after the Closing Date, Sellers shall prepare and deliver to Purchaser a balance sheet as of June 30, 2003 (the “Final Balance Sheet”) and Income Statement (the “Final

Income Statement”), together with a certificate based on such Final Balance Sheet setting forth Sellers’ calculation of Working Capital as of June 30, 2003, which shall be calculated in the manner set forth on Schedule 1.3 (the “Final Working Capital Schedule”). The Final Balance Sheet shall be prepared in accordance with GAAP on a basis consistent with the Financial Statements, accompanied by a letter from PricewaterhouseCoopers LLP, which states that they have conducted a review of the Final Balance Sheet in accordance with applicable auditing standards of interim operations and includes negative assurance with respect thereto.

(c) Purchaser may dispute any amounts reflected on the Final Balance Sheet and the Final Working Capital Schedule, but solely on the basis that (i) such documents were not prepared in accordance with GAAP or on a basis consistent with the Initial Balance Sheet or (ii) the mathematical computations or clerical entries are inaccurate; provided that Purchaser shall notify Sellers in writing, within 45 calendar days after Purchaser’s receipt of the Final Balance Sheet, of each disputed item (a “Notice of Dispute”), specifying the amount in dispute and setting forth in reasonable detail each disputed item and amount and the basis for such dispute.

(d) In the event of such a dispute, the Sellers and Purchaser shall attempt to reconcile their differences and any resolution by them as to any disputed amounts shall be final and binding on the parties hereto. If Purchaser and the Sellers are unable to reach a resolution with such effect within 15 calendar days of the delivery of the Notice of Dispute, Purchaser and the Sellers shall submit the items remaining in dispute for resolution by an independent accounting firm of national reputation mutually appointed by Purchaser and the Sellers (the “Independent Accounting Firm”), which shall, within 30 calendar days after submission, determine and report to the parties upon such remaining disputed items and such report shall be final and binding on the parties hereto. The fees and disbursements of the Independent Accounting Firm shall be allocated between the Purchaser on the one hand and the Sellers on the other hand, in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed items so submitted. If Purchaser does not deliver a Notice of Dispute to the Sellers within 45 calendar days of the date of delivery to Purchaser of the Final Balance Sheet, the Final Balance Sheet delivered to Purchaser shall be final and binding upon the parties hereto upon the expiration of such 45 calendar day period.

(e) The following payments shall be made as adjustments to the Purchase Price (each, an “Adjustment Payment”), as applicable:

(1) Sellers shall make a payment to Purchaser equal to the amount of the excess, if any, of $4,000,000 over the amount of “Cash” set forth in the Final Balance Sheet; provided that the amount payable pursuant to this clause (1) shall be less any Preliminary Seller Adjustment Amount already paid by Sellers or plus any Preliminary Purchaser Adjustment Amount previously paid by Purchaser.

(2) Purchaser shall make a payment to Sellers equal to the amount of excess, if any, of the amount of “Cash” set forth in the Final Balance Sheet over $4,000,000; provided that the amount payable pursuant to this clause (2) shall be less any Preliminary Purchaser Adjustment Amount already paid by Purchaser or plus any Preliminary Seller Adjustment Amount previously paid by Sellers.

(3) Sellers shall make a payment to Purchaser equal to the excess, if any, of (A) Target Accounts Receivable minus $2,000,000 over (B) the amount of “Accounts Receivable, Net” set forth in the Final Balance Sheet.

(4) Purchaser shall make a payment to Sellers equal to the excess, if any, of (A) the amount of “Accounts Receivable, Net” set forth in the Final Balance Sheet, over (B) the sum of (i) Target Accounts Receivable and (ii) $2,000,000.

(5) Sellers shall make a payment to Purchaser equal to the excess, if any, of (A) Target Working Capital minus $3,000,000 over (B) the amount of “Total Working Capital” (excluding “Cash” and “Accounts Receivable, Net”) set forth in the Final Working Capital Schedule.

(6) Purchaser shall make a payment to Sellers equal to the excess, if any, of (A) the amount of “Total Working Capital” (excluding “Cash” and “Accounts Receivable, Net”) set forth in the Final Working Capital Schedule, over (B) the sum of (x) Target Working Capital and (y) $3,000,000.

(f) Any Adjustment Payment shall be made within five Business Days of the date on which the Final Balance Sheet becomes final and binding on the parties in accordance with this Section 1.3 and shall be made with interest thereon, calculated at the Interest Rate from the Closing Date to the date of payment. Any Adjustment Payment shall be paid to the Purchaser or Sellers, as applicable, as soon as practicable on the day when due in U.S. Dollars by wire transfer in immediately available funds.

(g) Purchaser and Sellers agree that they will, and agree to cause their respective independent accountants and the Company and each Subsidiary to, cooperate and assist in the preparation of the Final Balance Sheet and in the conduct of the reviews referred to in this Section, including making available, to the extent necessary, books, records, work papers and personnel.

(h) All computations of interest under this Section 1.3 shall be made by the party entitled to receive payment on the basis of a year of 360 days, in each case for the actual number of days, including the first day but excluding the last day) occurring in the period for which such interest is payable. Whenever a payment under this Section 1.3 shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest.

(i) The following terms shall have the following meanings in this Section:

(i) “Target Accounts Receivable” shall mean (A) $54,574,000 plus (B) the excess of Revenue as set forth on the Final Income Statement over $55,043,000, or minus (C) the excess of $55,043,000 over Revenue as set forth on the Final Income Statement.

(ii) “Target Gross Inventory” shall mean (A) $188,386,000 plus (B) the product of 0.7 times the excess of (x) $55,043,000 over (y) Revenue as set forth on the Final Income Statement, or minus (C) the product of 0.7 times the excess of (1) Revenue as set forth on the Final Income Statement over (2) $55,043,000.

(iii) “Target Working Capital” shall mean Target Gross Inventory minus $33,280,000.

Section 1.4 Purchase Price Adjustment For Certain Transactions. The Purchase Price is subject to increase in accordance with and subject to the terms and provisions set forth below.

(a) In the event of a distribution, in whole or in part, by NPTest Holding, LLC (including any successor thereto, “NPT LLC”) to any of its members of any equity securities of the Companies or any consideration received upon the sale, exchange or other transfer thereof or any consideration received upon a dividend or distribution to the holders of the Companies’ equity securities (collectively, the “Company Consideration”), the Purchase Price shall be increased by 15% of the difference, if any, between (i) the Aggregate Distribution Value as of the time of such distribution and (i) the greater of (x) $330 million and (y) the Aggregate Distribution Value immediately prior to such distribution.

For purposes of this subsection, the “Aggregate Distribution Value” means, as of the time of any distribution, the value determined in good faith by NPT LLC, consistent with the value reported to its members, of the Company Consideration then being distributed to its members plus the Aggregate Distribution Value of all Company Consideration previously distributed by NPT LLC to its members; provided, that

(1) in the event of an initial public offering of the Companies, the Aggregate Distribution Value shall, at the option of the Selling Parties, include the value of any Company Consideration not previously distributed by NPT LLC as of the earlier of (x) the date NPT LLC has received Company Consideration of at least $330 million in cash and (y) the first anniversary of the closing of such initial public offering, in either case, based upon the value of such cash and the average closing prices of the equity securities received for the 10 trading days ending on the trading day preceding such applicable date (the “IPO Option”). The Selling Parties shall have the right to exercise the IPO Option by written notice given to the Purchaser no later than the earlier of (i) 10 business days after the Purchaser gives written notice to the Selling Parties that it has received Company Consideration of at least $330 million in cash and (ii) 10 business days prior to the first anniversary of such initial public offering; provided that the IPO Option shall expire if not exercised by the applicable date, in which event any distribution of Company Consideration otherwise subject to this paragraph shall be governed by the first paragraph of this subsection (a) above and not this subsection (1). If the Selling Parties exercise the IPO Option and receive the related payment therefor, then no further payment shall be due and payable in respect thereof pursuant to this Section 1.4; and

(2) in the event of the merger or acquisition of the Companies or the sale of all or substantially all of the Companies’ assets in which either (A) NPT LLC receives Company Consideration of at least $330 million in cash or (B) NPT LLC receives proceeds consisting only of cash and equity securities that have been registered under the Securities Act or issued pursuant to a Section 3(a)(10) exemption therefrom (“freely tradeable securities”), the Aggregate Distribution Value shall, at the option of the Selling Parties, include the value of any Company Consideration not previously distributed by NPT LLC as of the earlier of (x) the date NPT LLC has received Company Consideration of at least $330 million in cash and (y) the first anniversary of the closing of such transaction, in either case, based upon the value of such cash or other consideration and the average closing prices of the freely tradeable equity securities received for the 10 trading days ending on the date prior to such applicable date (the “Acquisition Option”). The Selling Parties shall have the right to exercise the Acquisition Option by written notice given to the Purchaser no later than the earlier of (i) 10 business days after the Purchaser gives written notice to the Selling Parties that it has received Company Consideration of at least $330 million in cash and (ii) 10 business days prior to the first anniversary of such transaction; provided that the Acquisition Option shall expire if not exercised by the applicable date, in which event any distribution of Company Consideration otherwise subject to this paragraph shall be governed by the first paragraph of this subsection (a) above and not this subsection (2). If the Selling Parties exercise the Acquisition Option and receive the payment therefore, then no further payment shall be due and payable in respect thereof pursuant to this Section 1.4.

The Purchaser shall pay any increase in the Purchase Price pursuant to this subsection promptly following notice of exercise of the IPO or Acquisition Option to the Selling Parties in the same form in which it is distributed to NPT LLC’s members contemporaneous with the related distribution to its members; provided, that if the Selling Parties exercise the IPO Option or the Acquisition Option and the Company Consideration related thereto includes restricted or control stock, the Purchaser may, in its discretion, pay the increase in the purchase price related to the exercise of the applicable option in equity securities of the issuer, in which event it will use all reasonable efforts to negotiate to have the issuer provide the Selling Parties with customary demand and piggy back registration and indemnification rights relating thereto; provided further that if the issuer declines to provide the Selling Parties with such rights, the Purchaser will make arrangements to permit the Selling Parties to exercise piggy back registration rights with respect to any demand registration rights granted to the Purchaser.

(b) A “Credence Transaction” is a merger or acquisition of the Companies by Credence Systems Corp, or any subsidiary thereof or successor thereto (collectively, “Credence”) or the sale of all or substantially all of the Companies’ assets to Credence pursuant to a definitive agreement entered into within 180 days of the Closing Date pursuant to which NPT LLC receives Company Consideration in the aggregate of at least $227 million. For purposes of this paragraph, equity securities shall be valued based upon the average closing prices of the equity securities received for the 10 trading days ending two trading days prior to the closing of the transaction. In the event of a Credence Transaction, the Purchaser shall pay to the Selling Parties fifty percent (50%) of the difference, if any, between the value of the Credence Company Consideration and $227 million within five days following the closing date of the Credence Transaction. If the Company Consideration includes cash and equity securities, the cash portion shall be allocated to NPT LLC until NPT LLC has received up to a total of $227 million. The type of the remaining Company Consideration shall be allocated between NPT LLC and the Selling Parties in accordance with their pro rata entitlement thereto. NPT LLC will use all reasonable efforts to negotiate to have the issuer provide the Selling Parties with customary demand and piggy back registration and indemnification rights relating thereto; provided further that if the issuer declines to provide the Selling Parties with such rights, the Purchaser will make arrangements to permit the Selling Parties to exercise piggy back registration rights with respect to any demand registration rights granted to the Purchaser. Any transaction meeting the requirements of both paragraph (a)(2) and this paragraph (b) shall be governed solely by this paragraph (b). No further payment shall be due to the Selling Parties pursuant to this Section 1.4 upon payment in full of all amounts due pursuant to this paragraph (b).

(c) Any payments made to the Selling Parties pursuant to this section shall be paid in accordance with the pro rata shares of the Selling Parties of the purchase price as determined in accordance with Section 1.5 hereof.

(d) The parties will not, by manipulation of the sequence of events noted above, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder, but will at all times in good faith reasonably assist in the carrying out of all the provisions of this Section 1.4 and in the taking of all such action as may be reasonably necessary or appropriate in order to protect the rights of the parties pursuant to this Section 1.4.

(e) Purchaser and each Seller acknowledge and agree that, for U.S. Federal income tax purposes, (i) the fair market value of any amounts payable under this Section 1.4 are not reasonably ascertainable within the meaning of Treasury Regulation Section 1001-1(g)(2)(ii), and (ii) a portion of any such amount received by each Seller will consist of interest, calculated in accordance with the principles of Treasury Regulation 1.483-4(a).

(f) This Section 1.4 shall terminate at such time as all of the Company Consideration has been included and counted as Aggregate Distribution Value and the payment therefor, if any, has been fully paid to the Selling Parties. Notwithstanding anything to the contrary set forth above, in no event shall any Company Consideration be counted in a manner that requires a payment arising therefrom to the Selling Parties more than once.

Section 1.5 Allocation of the Purchase Price. Purchaser and Sellers agree that they shall complete Schedule 1.5 at Closing, which will set forth the allocation of the Initial Cash Consideration between each of STI and SBV in accordance with an appraisal by Standard & Poor’s (the “S&P Appraisal”) of the respective values of the NPT Shares and the BVI Shares (it being understood that such schedule will be arrived at by arm’s length negotiation). Any Purchase Price Adjustment received or paid by the Sellers shall be allocated between the Sellers in the manner agreed by the parties based on the facts available or, in the absence of any agreement, pro rata to the allocation of the Initial Cash Consideration set forth on Schedule 1.5. Purchaser and each Seller shall: (a) timely file all Tax Returns, if any, required to be filed in connection with such allocation; (b) be bound by such allocation for purposes of determining Taxes; (c) prepare and file its Tax Returns, if any, on a basis consistent with such allocation; and (d) take no position inconsistent with such allocation on any applicable Tax Return, in any audit or Proceeding before any Taxing Authority, in any report made for Tax, financial accounting or any other purposes, or otherwise. In the event that the allocation set forth in such schedule is disputed by any Taxing Authority, the party receiving notice of such dispute shall promptly notify the other party hereto concerning the existence and the resolution of such dispute.

ARTICLE II

THE CLOSING

Section 2.1 The Closing. The NPT Sale shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 525 University Avenue, Palo Alto, California 94301, and the BVI Sale shall take place at the offices of SBV Parkstraat 83-89, 2514 JG, The Hague, The Netherlands, in each case at 10:00 a.m., California time, two Business Days following the satisfaction and/or waiver of all conditions to close set forth in Article VI, unless another date or place is agreed in writing by each of the parties hereto.

Section 2.2 Deliveries by Sellers. At the Closing, Sellers shall deliver to Purchaser:

(a) one or more certificates representing all of the outstanding NPT Shares, each such certificate to be duly and validly endorsed in favor of Purchaser or accompanied by a separate stock power duly and validly executed by STI and otherwise sufficient to vest in Purchaser good title to the NPT Shares;

(b) one or more certificates representing all of issued and outstanding BVI Shares, each certificate to be duly and validly endorsed in favor of Purchaser or accompanied by a separate stock power duly and validly executed by SBV and otherwise sufficient to vest Purchaser in good title to the BVI Shares;

(c) resignations of each director of each Company;

(d) executed copies of the consents referred to in Section 6.1(c);

(e) a certification of non-foreign status for STI in the form and manner which complies with the requirements of Section 1445 of the Code and the regulations promulgated thereunder; and

(f) all other previously undelivered documents required to be delivered by the Sellers to Purchaser at or prior to the Closing in connection with the NPT Sale and the BVI Sale.

Section 2.3 Deliveries by Purchaser. At the Closing, Purchaser shall:

(a) transfer by wire in immediately available funds the Initial Cash Consideration in accordance with the allocations set forth on Schedule 1.5 to the respective accounts designated by each Seller prior to the Closing; and

(b) deliver to the Sellers such other documents as are required to be delivered by Purchaser to the Sellers pursuant hereto.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE SELLER PARTIES

Except as set forth in the Disclosure Schedule prepared and signed by each Seller Party and delivered to Purchaser simultaneously with the execution hereof, each Seller Party represents and warrants to Purchaser that all of the statements contained in this Article III are true as of the date of this Agreement (or, if made as of a specified date, as of such date). For purposes of the representations and warranties of the Seller Parties contained herein, disclosure in any section of the Disclosure Schedule of any facts or circumstances shall be deemed to be adequate response and disclosure of such facts or circumstances with respect to all representations or warranties by the Seller Parties calling for disclosure of such information, whether or not such disclosure is specifically associated with or purports to respond to one or more or all of such representations or warranties if it is reasonably apparent on the face of the Disclosure Schedule that such disclosure is applicable. The inclusion of any information in any section of the Disclosure Schedule or other document delivered by the Seller Parties pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.

Section 3.1 Organization. STI is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not have, individually or in the aggregate, a material adverse effect on STI’s ability to consummate the NPT Sale or any of the other Transactions it is obligated to carry out under this Agreement. SBV is a corporation duly organized under the laws of The Netherlands and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not have, individually or in the aggregate, a material adverse effect on SBV’s ability to consummate the BVI Sale or any of the other Transactions it is obligated to carry out under this Agreement. The Seller Parties have heretofore delivered to the Purchaser true and complete copies of the respective certificate of incorporation and bylaws, or equivalent governing instruments, of STI and STC as then currently in effect. Neither STI nor SBV are in violation of any of the provisions of their respective articles of incorporation or bylaws, or equivalent governing instruments.

Section 3.2 Authorization; Validity of Agreement. Each Seller Party has the requisite corporate power and authority to execute and deliver this Agreement and to carry out its obligations hereunder and, in the case of Sellers, to consummate the Transactions. The execution, delivery and performance by each Seller Party of this Agreement and, in the case of Sellers, the consummation of the Transactions, have been duly authorized by the board of directors or equivalent governing body of each Seller Party, or no such authorization is required, and no other corporate action on the part any of them is necessary to authorize the execution and delivery by them of this Agreement, the performance of their obligations hereunder or, in the case of the Sellers, the consummation of the Transactions. Other than such votes as have been obtained, no vote of, or consent by, the holders of any class or series of stock issued by any Selling Party is necessary to authorize the execution and delivery by them of this Agreement, the performance of their obligations hereunder or, in the case of the Sellers, the consummation by them of the Transactions.

Section 3.3 Execution; Validity of Agreement. This Agreement has been duly executed and delivered by each Seller Party, and, assuming due and valid authorization, execution and delivery hereof by Parent and Purchaser, is a valid and binding obligation of each Seller Party, enforceable against it in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (b) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

Section 3.4 Consents and Approvals; No Violations. Except for the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act and state or foreign securities laws, none of the execution, delivery or performance of this Agreement by any Seller Party, the consummation by the Sellers of the Transactions or compliance by any Seller Party with any of the provisions hereof will (a) conflict with or result in any breach of any provision of the certificate of incorporation, by-laws or equivalent governing instruments of any Seller Party, (b) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which any Seller Party or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to any Seller Party, any of its Subsidiaries or any of their properties or assets, excluding from the foregoing clauses (b), (c) and (d) such violations, breaches or defaults which (i) would not have individually or in the aggregate, a Company Material Adverse Effect or a material adverse effect on any Seller’s ability to consummate the Transactions or (ii) would become applicable as a result of the business or activities in which Purchaser is or proposes to be engaged or as a result of any acts or omissions by, or the status of any facts pertaining to, Purchaser.

Section 3.5 Ownership and Possession of Shares. STI is the record and beneficial owner of all of the NPT Shares. As of the date hereof, the certificates representing the NPT Shares are, and at all times through the Closing shall be, held by STI or by a nominee or custodian for the sale and exclusive benefit of STI, free and clear of all Encumbrances whatsoever, except for any Encumbrances created by this Agreement and Encumbrances arising under the Securities Act or any or any applicable state securities laws. SBV is the record and beneficial owner of all the BVI Shares. As of the date hereof, the certificates representing the BVI Shares are, and at all times through the Closing shall be, held by SBV or by a nominee or custodian for the sole and exclusive benefit of SBV, free and clear of all Encumbrances whatsoever, except for any Encumbrances created by this Agreement and Encumbrances arising under the Securities Act or any applicable state or foreign securities laws.

Section 3.6 Good Title Conveyed.

(a) The stock certificates representing the NPT Shares, stock powers, endorsements, assignments and other instruments to be executed and delivered by STI to Purchaser at the Closing will be valid and binding obligations of STI, enforceable in accordance with their respective terms, and will effectively vest in Purchaser good title to all the NPT Shares, free and clear of all Encumbrances, except restrictions on transfer imposed by the Securities Act and any applicable state securities laws.

(b) The stock certificates representing the BVI Shares, stock powers, endorsements, assignments and other instruments to be executed and delivered by SBV to Purchaser at the Closing will be valid and binding obligations of SBV, enforceable in accordance with their respective terms, and will effectively vest in Purchaser good title to all the BVI Shares, free and clear of all Encumbrances, except restrictions on transfer imposed by the Securities Act and any applicable state or foreign securities laws.

Section 3.7 Company Action. Other than such votes or consents that have been obtained, no vote of, or consent by, the holders of any class or series of capital stock issued by any Company is or will be necessary to authorize the execution and delivery by each Seller of this Agreement or the consummation by it of the Transactions.

Section 3.8 Capitalization.

(a) The authorized capital stock of the US Company consists of 100 shares of common stock, par value $0.01. STI is the record and beneficial owner of twenty-five (25) shares of the common stock of the US Company, which shares are duly authorized, validly issued, fully paid and non-assessable. Except as described in the preceding sentence, as of the date hereof, (i) there is no capital stock of the US Company authorized, issued or outstanding; and (ii) there are no existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the US Company or any US Company Subsidiary obligating the US Company or any US Company Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any capital stock of the US Company or any US Company Subsidiary.

(b) SBV is the owner of all of the issued and outstanding common shares of the BVI Company, which shares are duly authorized, validly issued, fully paid and non-assessable. Except as described in the preceding sentence, as of the date hereof, (i) there is no capital stock of the BVI Company authorized, issued or outstanding and (ii) there are no existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the BVI Company or any BVI Company Subsidiary obligating the BVI Company or any BVI Company Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock of the BVI Company or any BVI Company Subsidiary.

Section 3.9 Organization; Qualification of Company.

(a) The US Company (i) is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware; (ii) has full corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns; and (iii) is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which such qualification is required except where the failure to be qualified, licensed or in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect. STI has heretofore delivered to Purchaser complete and correct copies of the certificate of incorporation and by-laws of the US Company as presently in effect.

(b) The BVI Company (i) is a corporation duly organized, validly existing and in good standing under the laws of the British Virgin Islands; (ii) has full corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns; and (iii) is duly qualified or licensed to do business as a corporation in good standing in every jurisdiction in which such qualification is required except where the failure to be qualified, licensed or in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect. SBV has heretofore delivered to Purchaser complete and correct copies of the certificate of incorporation and by-laws, or equivalent governing instruments, of the BVI Company as presently in effect.

Section 3.10 Subsidiaries and Affiliates. The Disclosure Schedule sets forth the name and jurisdiction of incorporation of each US Company Subsidiary and each BVI Company Subsidiary. All the issued and outstanding capital stock of each US Company Subsidiary is owned directly or indirectly by the US Company, free and clear of all Encumbrances and all material claims or charges of any kind, and is validly issued, fully paid and non-assessable. All the issued and outstanding capital stock of each BVI Company Subsidiary is owned directly or indirectly by the BVI Company, free and clear of all Encumbrances and all material claims or charges of any kind, and is validly issued, fully paid and non-assessable. Each BVI Company Subsidiary and US Company Subsidiary (a) is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; (b) has full corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns; and (c) is duly qualified or licensed to do business as a corporation in good standing in every jurisdiction in which such qualification is required except where the failure to be qualified, licensed or in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.11 Financial Statements. True and complete copies of the Financial Statements are included in the Disclosure Schedule. The Financial Statements have been prepared from, are in accordance with and accurately reflect, the books and records of the Division, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be stated in the notes thereto) and fairly present the consolidated financial position and the consolidated results of operations and cash flows of the Division as of the times and for the periods referred to therein.

Section 3.12 No Undisclosed Liabilities. There are no liabilities or obligations of any of the Companies which exceed $100,000 individually or $750,000 in the aggregate, whether accrued, contingent, absolute, determined or determinable, and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability or obligation, other than:

(a) liabilities or obligations disclosed or otherwise provided for in the Balance Sheet or in the notes thereto; and

(b) liabilities or obligations incurred in the ordinary course of business consistent with past practice, since the Balance Sheet Date that would not reasonably be expected, individually or in the aggregate, to be material to the Companies.

Section 3.13 Prepayment of Company Debt. No Indebtedness of any Company contains any material restriction upon (a) the prepayment of any material amount of Indebtedness of any Company, (b) the incurrence of a material amount of Indebtedness by any Company or (c) the ability of any Company to grant any material lien on the properties or assets of the Companies. The Disclosure Schedule sets forth the amount of principal and unpaid interest outstanding under each instrument evidencing Indebtedness of each Company, if any, that will accelerate or become due or result in a right on the part of the holder of such Indebtedness (with or without due notice or lapse of time) to require prepayment, redemption or repurchase as a result of the execution of this Agreement or the consummation of any of the Transactions.

Section 3.14 Absence of Certain Changes. Except as set forth in Schedule 3.14, since the Balance Sheet Date, the business of each of the Companies has been conducted in the ordinary course consistent with past practices and there has not been:

(a) any event, occurrence, development or state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

(b) any amendment of any material term of any outstanding security of any of the Companies;

(c) any incurrence, assumption or guarantee by any of the Companies of any Indebtedness other than in the ordinary course of business and in amounts and on terms consistent with past practices;

(d) any creation or other incurrence by any of the Companies of any material Encumbrance on any of its assets other than in the ordinary course of business consistent with past practices;

(e) any making by any of the Companies of any loan, advance or capital contributions to or investment in any Person other than (i) loans, advances or capital contributions to or investments in wholly-owned Subsidiaries of any of the Companies, or (ii) transactions made in the ordinary course of business consistent with past practices not in excess of $50,000;

(f) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of any of the Companies which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

(g) any transaction or commitment made, or any contract or agreement entered into, by any of the Companies relating to their assets or business (including the acquisition or disposition of any assets) or any relinquishment by any of the Companies of any contract or other right, in either case, material to the Companies, taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

(h) any change in any method of accounting or accounting practice by any of the Companies or any Subsidiary of any of the Companies except as required by GAAP;

(i) except with respect to non-executive employees in the ordinary course of business consistent with past practice, any (i) employment, deferred compensation, severance, retirement or other similar agreement entered into with any director, officer or employee of the Company or any Subsidiary of any of the Companies (or any amendment to any such existing agreement), (ii) grant of any severance or termination pay to any director, officer or employee of the Company or any Subsidiary of any of the Companies, or (iii) change in compensation or other benefits payable to any director, officer or employee of the Company or any Subsidiary of the Companies;

(j) any material labor dispute, other than routine individual grievances, or, to the Knowledge of the Seller Parties, any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or Subsidiary, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date; or

(k) except in the ordinary course of business consistent with past practice, any material capital expenditure, or commitment for a capital expenditure, for additions or improvements to property, plant and equipment.

Section 3.15 Properties; Encumbrances.

(a) Except for property sold since the Balance Sheet Date in the ordinary course of business, each Company has good title to all the properties and assets (whether real, personal, tangible or intangible) reflected on the Balance Sheet owned by it, free and clear of all material Encumbrances not disclosed on the Balance Sheet.

(b) The property and assets owned or leased by any of the Companies, or which they otherwise have the right to use, constitute all of the property and assets used or held for use in connection with the businesses of the Companies and are adequate in all material respects to conduct such businesses as currently conducted; provided, however, that no representation is made in this clause (b) with respect to any matters of infringement of third-party intellectual property.

Section 3.16 Real Property. None of the Companies owns any Real Property.

Section 3.17 Leases. Section 3.17 of the Disclosure Schedule sets forth a complete list and location of all Real Property leased by each Company or leased by one of the Seller Parties or their Affiliates and used by a Company. A true and complete copy of each material Lease has heretofore been delivered to Purchaser. Each Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect. To the Knowledge of the Seller Parties, there is no existing default, and no Seller Party has received any written notice of any default, by any Company under any of the material Leases to which it is a party. The Seller Parties have received all consents, authorizations or approvals necessary to transfer each such lease to the Companies (or to sublease any applicable lease to the Companies), and no such consent, authorization or approval has been revoked.

Section 3.18 Contracts and Commitments.

(a) Except as disclosed in Schedule 3.18, none of the Companies nor any Subsidiary of a Company is a party to or bound by:

(i) any lease of personal property providing for annual rental payments of $50,000 or more;

(ii) any agreement that materially restricts any Company from engaging in any business or activity anywhere in the world, other than restrictions which are immaterial to the conduct of the business conducted by any Company as of the date hereof;

(iii) any agreement for the purchase of materials, supplies, goods, services, equipment or other assets providing for annual payments by any of the Companies of $500,000 or more;

(iv) any sales, distribution or other similar agreement providing for the sale by any of the Companies of materials, supplies, goods, services, equipment or other assets that provides for annual payments to any of the Companies of $500,000 or more;

(v) any material partnership, joint venture or other similar agreement or arrangement;

(vi) any material agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

(vii) any agreement relating to Indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement (A) with an aggregate outstanding principal amount not exceeding $250,000 and which may be prepaid on not more than 30 days’ notice without the payment of any penalty and (B) entered into subsequent to the date of this Agreement as permitted by Section 3.14;

(viii) any agreement with (A) the Seller Parties or any of their Affiliates, (B) any Person directly or indirectly owning, controlling or holding with power to vote, 5% or more of the outstanding voting securities of the Seller Parties or any of their Affiliates, (C) any Person 5% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by the Seller Parties or any of their Affiliates or (D) any director or officer of the Seller Parties or any of their Affiliates or any “associates” or members of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any such director or officer; or

(ix) any agreement with any director or officer of the Companies or with any “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any such director or officer.

(b) Each material agreement, contract, plan, lease, arrangement or commitment disclosed in the Disclosure Schedule or required to be disclosed pursuant to this Section 3.18 is valid and binding agreement of one or more of the Companies, as the case may be, and is in full force and effect, and none of the Companies, any Subsidiary of any of the Companies or, to the Knowledge of the Seller Parties, any other party thereto is in default or breach in any respect material to the Companies under the terms of any such agreement, contract, plan, lease, arrangement or commitment, and, to the Knowledge of the Seller Parties, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any material event of default thereunder. True and complete copies of each such agreement, contract, plan, lease, arrangement or commitment have been delivered to the Purchaser.

Section 3.19 Customers and Suppliers. Since the Balance Sheet Date through the date hereof, there has not been any material adverse change in the business relationship of any Company with any customer who accounted for more than 5% of the Companies’ sales (on a consolidated basis) during the period from the Balance Sheet Date to the date hereof, or any supplier from whom the Companies purchased more than 5% of the goods or services (on a consolidated basis) which it purchased during the same period.

Section 3.20 Insurance. The Disclosure Schedule sets forth a true and complete list and description of all insurance policies in effect as of the date hereof, providing coverage with respect to the business or assets of each Company. Each of such policies has been issued to a Seller, a Seller Affiliate or any Company. Each of such policies is valid and binding and in full force and effect in all material respects, all premiums due thereunder have been paid when due (with only immaterial exceptions), each of the Companies and the Subsidiaries of any of the Companies have otherwise complied in all material respects with the terms and conditions of all such policies and bonds, and no Seller Party nor any Company has received any notice of cancellation or termination in respect of any such policy. There is no material claim by any of the Companies pending under any such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. To the Knowledge of the Seller Parties, there is no threatened termination of, or material adverse alteration of coverage under, any of such policies or bonds insofar as it relates to the Companies. Except as disclosed in Schedule 3.20, the Companies shall after the Closing continue to have coverage under such policies and bonds with respect to events occurring prior to the Closing.

Section 3.21 Casualties. Since the Balance Sheet Date through the date hereof, no Company has been affected by any material flood, fire or explosion.

Section 3.22 Litigation. As of the date hereof, there is no action, suit, inquiry, proceeding or investigation (or, to the Knowledge of the Seller Parties, any basis therefor) by or before any court or Governmental Entity pending or, to the Knowledge of the Seller Parties, threatened against or involving any Company that would reasonably be expected to have a Company Material Adverse Effect or that questions or challenges the validity of this Agreement or any action taken or to be taken by any Company pursuant to this Agreement or in connection with the Transactions.

Section 3.23 Environmental Matters.

(a) (i) Each Company is in material compliance with all applicable Environmental Laws; (ii) no Company has received any written notice with respect to the business of, or any property currently or formerly owned, leased or operated by, any Company from any government authority or third party alleging that any Company is not in material compliance with any Environmental Law; (iii) no Company has caused a “release” of a “hazardous substance” as those terms are defined in the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq. on any property currently or formerly owned, leased or operated by any Company, which release would reasonably be expected to result in material liability; (iv) there are no material liabilities of or relating to any of the Companies (including, for purposes of this clause (iv) any predecessor to the extent such liabilities relate to the Company or its business, or any property owned, leased or operated by any Company) arising under or pursuant to any Environmental Law or under or pursuant to any contractual obligations of any Company (including, without limitation, with any government authority) and there are no facts or conditions that would reasonably be expected to result in or be the basis for any such liability; and (v) no polychlorinated biphenyls, radioactive material, lead, asbestos containing material, incinerator, sump, surface impoundment, lagoon, landfill, septic, wastewater treatment or other disposal system or underground storage tank (active or inactive) is or has been present at, on or under any property owned, leased or operated by any of the Companies in a manner that would reasonably be expected to result in a material liability to any Company.

(b) There has been no written environmental investigation, study, audit, test or similar analysis conducted and which is in the possession of the Selling Parties in relation to the business of any of the Companies or any property or facility now or previously owned, leased or operated by any of the Companies which has not been made available to the Purchasers or will be made available within 15 days of the date hereof or if the Closing occurs less than 30 days after the date hereof, at least two weeks prior to the Closing.

Section 3.24 Compliance with Laws. Each Company has complied in a timely manner and in all material respects with all laws, rules and regulations, ordinances, judgments, decrees, orders, writs and injunctions of all United States federal, state, local, foreign governments and agencies thereof that apply to the business, properties or assets of each Company, except for where noncompliance would not have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Seller Parties, none of the Companies is under investigation with respect to and have not been threatened to be charged with or given notice of any violation of, any applicable law, rule, regulation, judgment, injunction, order or decree, except where such violations would not have a Company Material Adverse Effect.

Section 3.25 Employee Benefit Plans.

(a) The Disclosure Schedule contains a true and complete list of all Plans and identifies whether such Plan is a Company Plan. Each Seller has heretofore made available to Purchaser a true and complete copy of each written Plan and any amendments thereto and each agreement creating or modifying any related trust or other funding vehicle.

(b) (i) No Company or ERISA Affiliate has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Section 4069 of ERISA; (ii) no liability under Title IV or Section 302 of ERISA has been incurred by any Company or any ERISA Affiliate that has not been satisfied in full; and (iii) no liability under Title IV is reasonably likely to occur that could become a liability of Purchaser or any Affiliate of Purchaser.

(c) The PBGC has not instituted proceedings to terminate any Title IV Plan and no condition exists that presents a material risk that such proceedings will be instituted.

(d) No Title IV Plan is a “multiemployer pension plan,” as defined in Section 3(37) of ERISA, nor is any Title IV Plan a plan described in Section 4063(a) of ERISA.

(e) Since January 2001, each Plan (including each International Plan) has been operated and administered in all material respects in accordance with its terms and applicable federal, state, local and foreign law, including ERISA and the Code.

(f) Each Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified or an application for a favorable determination of qualification has been submitted to the Internal Revenue Service and such qualification is pending.

(g) None of the Companies has any current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of any Company, except as required under Section 4980B of the Code.

(h) The consummation of the transactions contemplated hereby will not entitle any director, officer, employee, former employee or independent contractor of any Company to any bonus pay, retirement pay or severance pay, or to acceleration of the time of payment or vesting of any compensation or benefits, and will not trigger any payment of funding of compensation or benefits under, or increase the amount payable pursuant to, any Plan.

(i) All contributions and payments accrued under each Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending on the Closing Date, will be discharged and paid on or prior to the Closing Date except to the extent reflected as a liability consistent with GAAP on the Closing Balance Sheet or retained by Seller.

(j) According to the actuarial assumptions and valuations used for purposes of GAAP disclosure as of the end of the most recent fiscal year, each Company Plan covering any current or former employee or director located outside of the United States (an “International Plan”), as of January 1, 2003, the total amount or value of the funds available under such International Plan to pay benefits accrued thereunder or segregated in respect of such accrued benefits, together with any reserve or accrual with respect thereto, exceeded the present value of all benefits (actual or contingent) accrued as of such date of all participants and past participants therein in respect of which any Company has or would have after the Closing any obligation. From and after the Closing Date, Purchaser and its Affiliates (including the Companies) will receive the full benefit of any such funds, accruals or reserves.

Section 3.26 Tax Matters.

(a) Except as set forth in Section 3.26(a) of the Disclosure Schedule, each Company has timely filed (or there have been filed on their behalf) with appropriate Taxing Authorities all Tax Returns required to be filed by them on or prior to the date hereof except for those Tax Returns the failure of which to file would not have a Company Material Adverse Effect, such Tax Returns are correct and complete in all material respects, and all Taxes shown as due and payable on such Tax Returns have been timely paid, or withheld and remitted to the appropriate Taxing Authority.

(b) There are no liens for Taxes upon any property or assets of any Company, except for liens for Taxes not yet due.

(c) Except as set forth in Section 3.26(c) of the Disclosure Schedule, no federal, state, local or foreign claims, audits, examinations, investigations or other administrative proceedings (such claims, audits, examinations, investigations and other administrative proceedings referred to collectively as “Audits”) or court proceedings are presently pending with regard to any Taxes, Tax Assets or Tax Returns filed by or on behalf of any Company, except for those Audits or court proceedings the adverse resolution of which would not have a Company Material Adverse Effect.

(d) Except as set forth in Section 3.26(d) of the Disclosure Schedule, there are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against any Company, except for such requests, agreements, consents or waivers with respect to Taxes, the imposition of which would not have a Company Material Adverse Effect.

(e) No Company is a party to any material tax sharing, tax indemnity or other agreement or arrangement with any Person.

(f) Except as set forth in Section 3.26(f) of the Disclosure Schedule, (i) none of the Companies has been a member of an affiliated, consolidated, combined or unitary group other than one of which STC was the common parent, or made any election or participated in any arrangement whereby any Tax liability or any Tax Asset of any Company was determined or taken into account for Tax purposes with reference to or in conjunction with any Tax liability or any Tax Asset of any other person; and (ii) none of the Companies has entered into any agreement or arrangement with any Taxing Authority with regard to the Tax liability of any Company affecting any Tax period for which the applicable statute of limitations, after giving effect to extensions or waivers, has not expired.

Section 3.27 Intellectual Property.

(a) (i) To the Knowledge of the Seller Parties, the Companies have sufficient rights in the Owned Intellectual Property and the Licensed Intellectual Property to conduct the Business of the Companies and their Subsidiaries as currently conducted, without infringing the Intellectual Property Rights of any Person; (ii) the Companies have licenses to all third party Computer Software that is used in and material to the operation of the Business; and (iii) the completion of the Transactions will not result in any obligation of any Person to pay any transfer or other fees in excess of $25,000 in the aggregate, or an increase in the periodic payment obligations by more than

$5,000 in the aggregate on a yearly basis, pursuant to any of the Companies’ rights in such licenses.

(b) The consummation of the Transactions will not alter, impair or extinguish any of the Companies’ rights in any Owned Intellectual Property or Licensed Intellectual Property. No Company has received any written notice alleging that the conduct of the Business of any Company (including the conduct of any indemnitee of a Company in connection with the Business) infringes the Intellectual Property Rights of any other Person.

(c) Except as set forth on Section 3.27(c) of the Disclosure Schedule, and except as expressly provided under the License Agreement pursuant to Section 5.14, (i) each of the Companies and their Subsidiaries hold their rights in and to the Owned Intellectual Property and the Licensed Intellectual Property, free and clear of any material Encumbrance; (ii) there exist no material restrictions on the disclosure, use or transfer of the Owned Intellectual Property; (iii) no parties other than any of the Companies possess any current or contingent rights to license, sell, or otherwise distribute products or services under any Patent owned by the Companies, except as may be provided under licenses incidental to the sale of products and services of the Companies in the ordinary course, (iv) no parties other than any of the Companies possess any current or contingent rights to any source code for Computer Software that is owned by any of the Companies and is material to the operation of the Business, except for rights to source code granted pursuant to source code escrow agreements with its customers in the ordinary course; and (v) the Seller Parties have assigned to the Companies and/or their Subsidiaries all of their right, title and interest in and to any Intellectual Property Rights that are primarily used in and material to the Business, and such Intellectual Property Rights are included in the Owned Intellectual Property and the Licensed Intellectual Property, as the case may be.

(d) There are no oppositions, cancellations, invalidity proceedings, interferences or re-examination proceedings presently pending with respect to any of the Owned Intellectual Property that are reasonably likely to have a Company Material Adverse Effect. None of any of the Companies’ rights in any Owned Intellectual Property and, to the knowledge of the Seller Parties, Licensed Intellectual Property, that are material to the operation of the Business has been adjudged invalid or unenforceable in whole or part. To the Seller Parties’ Knowledge, all of the Companies’ rights in the Owned Intellectual Property and Licensed Intellectual Property are valid and enforceable.

(e) All of the Companies have taken reasonable and customary steps to protect the respective Company’s rights in confidential information and trade secrets of the respective Company or provided by any other person to such Company and to obtain ownership of all works of authorship and inventions made by its employees, consultants and contractors and which relate to the Company’s business or the purpose of the retention, as the case may be.

(f) Section 3.27(f) of the Disclosure Schedule includes a true and complete list of all indemnity obligations relating to infringement or misappropriation of third party Intellectual Property Rights and undertaken by the Companies or their Subsidiaries under which the potential liability is greater than $250,000, other than those pursuant to licenses that are incidental to the sale of products and services of the Companies in the ordinary course.

(g) None of the Computer Software owned by the Companies and material to the operation of the Business contains any computer code designed to disrupt, disable, harm, distort or otherwise impede in any manner the operation of such software, or any other associated software, firmware, hardware, computer system or network (including without limitation what are sometimes referred to as “viruses”, “worms”, “time bombs”, and/or “back doors”).

(h) Section 3.27(h) of the Disclosure Schedule contains a true and complete list of: (i) all patents, registered copyrights, registered mask works, registered trademarks, registered service marks, any renewal rights for any of the foregoing, and any applications for registrations for any of the foregoing, that are included in the Owned Intellectual Property, and (ii) all licenses pursuant to which the Companies have been granted rights in the Licensed Intellectual Property (other than paid-up licenses to commercially available Computer Software costing less than $100,000).

Section 3.28 Labor Matters.

(a) There is no labor strike, dispute, slowdown, stoppage or lockout actually pending, or to the Knowledge of each Seller Party, threatened against any Company, nor has any Company experienced any material labor difficulty during the two year period ending the date hereof.

(b) No Company is a party to or bound by any collective bargaining agreement with any labor organization applicable to employees of any Company.

(c) No labor union has been certified by the National Labor Relations Board or any equivalent foreign body governing labor relations as bargaining agent or representative for any of the employees of any Company.

(d) There is no unfair labor practice charge or complaint against any Company pending or threatened before the National Labor Relations Board or any equivalent foreign body governing labor relations.

(e) Since January 2001, none of the US Company and its Subsidiaries has effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the US Company or its Subsidiaries, and there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the US Company and or its Subsidiaries. Since January 1, 2001, the BVI

Company and its Subsidiaries have each materially complied with any applicable foreign statutes and regulations concerning termination of employment, including any applicable statute or regulation pertaining to notice prior to termination.

Section 3.29 Employees. Section 3.29 of the Disclosure Schedule sets forth a true and complete list of (a) the names, titles, annual salaries and other compensation of all officers of each of the Companies and (except for names) of all other employees of each of the Companies and (b) the wage rates for all employees of each of the Companies (by classification). As of the date hereof, to the Knowledge of the Seller Parties none of such officers and no other key employee listed on Section 3.29 of the Disclosure Schedule of each of the Companies has advised the Selling Parties or the Companies that he or she intends to resign or retire as a result of the Transactions or otherwise within one year after the Closing Date.

Section 3.30 Bank Accounts. The Disclosure Schedule sets forth (a) the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which each Company maintains safe deposit boxes, checking accounts or other accounts of any nature the available balance of which customarily exceeds $5,000 and (b) the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

Section 3.31 Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee in connection with any of the Transactions except for Goldman, Sachs & Co., whose fees and expenses will be paid by the Sellers in accordance with the Sellers’ agreement with such firm.

Section 3.32 Accounts Receivable. All accounts and notes receivable (other than receivables collected since the Balance Sheet Date) reflected on the Balance Sheet, or arising since the Balance Sheet have arisen in the ordinary course of business, and are (or as of the Closing Date will be) valid and genuine.

Section 3.33 Payables and Inventory. All accounts payable of each Company have arisen, and as of the Closing Date will have arisen, from bona fide transactions in the ordinary course of business consistent with past practice. The Companies hold, and as of the Closing Date will hold, all gross inventories reflected on the Balance Sheet (including all inventories physically present that have been written down) and all such inventories acquired thereafter, except for inventories sold to customers in the ordinary course of business of the Companies since the Balance Sheet Date. All such inventories are owned free and clear of all material Encumbrances.

Section 3.34 Intercompany Accounts. Section 3.34 of the Disclosure Schedule contains a complete list of all intercompany balances as of the Balance Sheet Date between the Seller Parties and their Affiliates, on the one hand, and each of the Companies, on the other hand. Since the Balance Sheet Date there has not been any accrual of liability by any of the Companies to the Seller Parties or any of their Affiliates or other transaction between the Companies and the Seller Parties and any of their

Affiliates, except with respect to the period prior to the date of this Agreement in the ordinary course of business of the Companies consistent with past practice, and thereafter as provided in Section 3.34 of the Disclosure Schedule.

Section 3.35 Full Disclosure. No representation or warranty by the Seller Parties contained in this Agreement as qualified by the Disclosure Schedule contains any untrue statement of material fact or omits to state a material fact necessary, in light of the circumstances under which it was made, to make any of the representations and warranties therein not misleading.

Section 3.36 No Other Representations. Except for the representations and warranties contained in this Article III, no Seller Party nor any other Person acting on behalf of any Seller Party makes any representation or warranty, express or implied.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF PURCHASER AND PARENT

Each of Purchaser and Parent represents and warrants to each Seller that:

Section 4.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not have, individually or in the aggregate, a material adverse effect on Purchaser’s ability to perform its obligations hereunder and consummate the Transactions.

Section 4.2 Authorization; Validity of Agreement. Each of Purchaser and Parent has full corporate power and authority to execute and deliver this Agreement and, in the case of Purchaser, to consummate the Transactions. The execution, delivery and performance by each of Purchaser and Parent of this Agreement, its performance of its obligations hereunder and the consummation of the Transactions have been duly authorized by the board of directors of Purchaser and Parent, and no other corporate action on the part of Purchaser or Parent is necessary to authorize the execution and delivery by each of Purchaser and Parent of this Agreement, the performance of its obligations hereunder, or the consummation of the Transactions. Other than the consent of Parent as sole stockholder of Purchaser, no vote of, or consent by, the holders of any class or series of stock issued by Purchaser is necessary to authorize the execution and delivery by Purchaser of this Agreement or the consummation by it of the Transactions. This Agreement has been duly executed and delivered by each of Purchaser and Parent, and, assuming due and valid authorization, execution and delivery hereof by each Seller Party, is a valid and binding obligation of each of Purchaser and Parent, enforceable against each of Purchaser and Parent in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (b) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

Section 4.3 Consents and Approvals; No Violations. Except for the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act and state or foreign securities laws, none of the execution, delivery or performance of this Agreement by each of Purchaser and Parent, the consummation by Purchaser of the Transactions or compliance by each of Purchaser and Parent with any of the provisions hereof will (a) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of Purchaser or Parent, (b) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Purchaser or Parent is a party or by which any of them or any of their respective properties or assets may be bound, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to either of Purchaser or Parent or any of their properties or assets, excluding from the foregoing clauses (b), (c) and (d) such violations, breaches or defaults which would not, individually or in the aggregate, have a Purchaser Material Adverse Effect or have a material adverse effect on Parent’s ability to carry out its obligations hereunder.

Section 4.4 Acquisition of Shares for Investment; Ability to Evaluate and Bear Risk; Accredited Investor; Shares Not Registered.

(a) Purchaser is acquiring the NPT Shares and the BVI Shares for investment and not with a view toward, or for sale in connection with, any distribution thereof, or with any present intention of distributing or selling the NPT Shares or BVI Shares. Purchaser agrees that the NPT Shares and the BVI Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state or foreign securities laws, except pursuant to an exemption from such registration under such Act and such laws.

(b) Purchaser is able to bear the economic risk of holding the NPT Shares and the BVI Shares for an indefinite period, and has knowledge and experience in financial and business matters such that it is capable of evaluating the risks of the investment in the NPT Shares and the BVI Shares.

(c) Purchaser is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act.

(d) Purchaser understands that: (i) neither the NPT Shares nor the BVI Shares have been registered under the Securities Act and are being sold to Purchaser by Sellers pursuant to an exemption from registration contained in the Securities Act based upon the representations and warranties of Purchaser contained herein; (ii) the NPT Shares and the BVI Shares will be “restricted securities” (as that term is defined in Securities Act Rule 144(a)(3)) and may not be resold unless they are registered under the Securities Act or an exemption from registration is available; (iii) Purchaser does not have the protection of Section 11 of the Securities Act; and (iv) a registration statement for an abandoned offering of NPT Shares was previously filed and withdrawn, with an effective withdrawal date of June 23, 2003.

Section 4.5 Availability of Funds. Purchaser has previously delivered to Sellers a true and correct copy of the equity commitment letter from Francisco Partners, L.P. (the “Equity Commitment Letter”), which remains in full force and effect. Purchaser will at the Closing have sufficient immediately available funds, in cash, to pay the Purchase Price and to pay any other amounts payable pursuant to this Agreement and to effect the Transactions.

Section 4.6 Litigation. There is no claim, action, suit, proceeding or, to the knowledge of Purchaser or Parent, governmental investigation pending or, to the knowledge of Purchaser or Parent, threatened against Purchaser or Parent or any Parent Subsidiary by or before any court or Governmental Entity that, individually or in the aggregate, would have or would reasonably be expected to impede the ability of Purchaser to consummate the Transactions.

Section 4.7 Investigation by Purchaser; Sellers’ Liability. Purchaser has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of each Company, which investigation, review and analysis was done by Purchaser and, to the extent Purchaser deemed appropriate, by Purchaser’s or Parent’s representatives. Purchaser acknowledges that it and its representatives have been provided adequate access to the personnel, properties, premises and records of each Company for such purpose. In entering into this Agreement, Purchaser acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of any Seller Party or its representatives (except the specific representations and warranties of the Seller Parties set forth in Article III of this Agreement and schedules thereto), and Purchaser and Parent each:

(a) acknowledges that no Seller Party, Company or any of their respective directors, officers, shareholders, employees, Affiliates, controlling persons, agents, advisors or representatives makes or has made any oral or written representation or warranty, either express or implied, as to the accuracy or completeness of any of the information (including in the descriptive memorandum relating to the Companies provided to the Purchaser and Parent, in materials furnished in the Companies’ data room, in presentations by the Seller Parties’ management or otherwise) provided or made available to either Purchaser or its directors, officers, employees, Affiliates, controlling persons, agents or representatives, and

(b) agrees, to the fullest extent permitted by law, that no Seller Party, Company or any of their respective directors, officers, employees, shareholders, Affiliates, controlling persons, agents, advisors or representatives shall have any liability or responsibility whatsoever to Purchaser or Parent any of their respective directors, officers, employees, Affiliates, controlling persons, agents or representatives on any basis (including in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made (including in the descriptive memorandum relating to the Companies provided to the Purchaser and Parent, in materials furnished in the Companies’ data room and in presentations by any of the Seller Parties’ management or otherwise), to Purchaser, Parent or any of their respective directors, officers, employees, Affiliates, controlling persons, advisors, agents or representatives (or any omissions therefrom), including in respect of the specific representations and warranties of the Seller Parties set forth in this Agreement, except that the foregoing limitations in subsections (a) and (b) above shall not apply to the Seller Parties insofar as the Seller Parties make the specific representations and warranties set forth in Article III of this Agreement, but always subject to the limitations and restrictions contained in Article VIII.

Section 4.8 Brokers or Finders. Neither Purchaser nor any of its Subsidiaries or its Affiliates has entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the Transactions that could give rise to any liability on the part of the Seller Parties.

ARTICLE V

COVENANTS

Section 5.1 Interim Operations of the Company. Except (i) as expressly provided in this Agreement, (ii) as set forth in the Disclosure Schedule or (iii) as may be consented to in writing by Purchaser, each of STC and STI shall assure with respect to the US Company and the US Company Subsidiaries, and SBV shall assure with respect to the BVI Company and the BVI Company Subsidiaries, that, after the date hereof and prior to the Closing Date:

(a) the business of each Company shall be conducted in the same manner as heretofore conducted and only in the ordinary course consistent with past practices and, without limiting the foregoing, (i) each Company shall manage its working capital (including the timing of payment of accounts payable, collection of accounts receivable and the management of its inventory) in the ordinary course consistent with past practice and (ii) each Company shall continue to make capital expenditures consistent with the annual plan and in the ordinary course of business consistent with past practices;

(b) no Company shall: (i) amend its limited liability company agreement, certificate of incorporation, by-laws or similar organizational documents, (ii) issue, sell, transfer, pledge, dispose of or encumber any shares or interests of any class or series of its capital stock, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares or interests of any class or series of its capital stock, (iii) except as set forth in Section 5.9, declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to any shares of any class or series of its capital stock or any limited liability company interests, (iv) split, combine or reclassify any shares of any class or series of its stock or interests, or (v) redeem, purchase or otherwise acquire directly or indirectly any shares or interests of any class or series of its capital stock, any instrument or security which consists of or includes a right to acquire such shares or interest;

(c) no Company shall: (i) incur or assume any debt other than trade payables in the ordinary course, (ii) modify the terms of any Indebtedness or other material liability other than in the ordinary course of business, or (iii) assume or guarantee the obligations of any other Person;

(d) no Company shall make any change in the compensation payable or to become payable to any of the Retained Employees (other than regularly scheduled increases to non-executive employees in the ordinary course of business consistent with past practice or as set forth in Section 3.14 of the Disclosure Schedule), or adopt, enter into or amend any Plan;

(e) no Company shall voluntarily permit any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated prior to the Closing Date without notice to Purchaser;

(f) no Company shall adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any Company;

(g) no Company shall change in any material respect any of the accounting methods used by it unless required by GAAP;

(h) no Company shall take, or agree to or commit to take, any action that would result in any of the conditions to the Closing set forth in Article VI not being satisfied, or would make any representation or warranty of the Seller Parties contained herein inaccurate in any material respect at, or as of any time prior to, the Closing Date, or that would materially impair the ability of Purchaser or either Seller to consummate the Closing in accordance with the terms hereof or materially delay such consummation; and

(i) no Company shall enter into any agreement, contract, commitment or arrangement to do any of the foregoing.

Notwithstanding anything to the contrary contained herein, nothing shall prohibit NPT from sweeping cash from the accounts of the US Company and the US

Company Subsidiaries and SBV from sweeping cash from the accounts of BVI Company and the BVI Subsidiaries at any time prior to and including June 30, 2003. From June 30, 2003 through the Closing Date, Sellers and the Companies will operate the Companies for the benefit of Purchaser and with a view to preserving for Purchaser the benefits of the operations of the Companies, including any net income and cash flow realized during such period. In particular, during such period, none of the Companies shall, without the consent of Purchaser, repay any indebtedness of any Company to Sellers or any of their Affiliates or charge to any Company any consent fee to be paid in connection with the Transactions.

Section 5.2 Access; Confidentiality.

(a) STI shall cause the US Company and the US Company Subsidiaries and SBV shall cause the BVI Company and the BVI Subsidiaries prior to the Closing to (i) give Purchaser and each of its respective authorized representatives reasonable access to all books, records, personnel, offices and other facilities and properties of the Companies, (ii) permit Purchaser to make such copies and inspections thereof as Purchaser may reasonably request and (iii) cause the member or officers of each Company to furnish Purchaser with such financial and operating data and other information with respect to the business and properties of each Company as Purchaser may from time to time reasonably request; provided, however, that any such access shall be conducted at a reasonable time under the reasonable supervision of any of the personnel of the Seller Parties or the Companies and in such a manner as to maintain the confidentiality of this Agreement and the transactions contemplated hereby and not to interfere with the normal operation of the business of any Seller Party or Company. Notwithstanding anything contained in this or any other agreement between Purchaser, Parent and the Seller Parties executed prior to the date hereof, no Company, Seller Party or any Affiliate of the Seller Parties shall have any obligation to make available to Purchaser, Parent or any of their respective representatives, or provide Purchaser, Parent or any of their respective representatives with, any consolidated, combined or unitary Tax Return filed by any Seller Party or any of its Affiliates or predecessors, or any related material.

(b) The provisions of the Confidentiality Agreement shall remain binding and in full force and effect. The information contained herein, in the Disclosure Schedule or delivered to Purchaser or their respective authorized representatives pursuant hereto shall be deemed to be “Confidential Information” (as defined and subject to the exceptions contained in the Confidentiality Agreement) until the Closing. Except as otherwise provided in Section 5.5 or in this Section 5.2(b), each of Purchaser and Parent shall cause its consultants, advisors and representatives to treat the terms of this Agreement after the date hereof as strictly confidential (unless compelled to disclose by judicial or administrative process or, in the opinion of legal counsel, by other requirements of law). Notwithstanding the foregoing or any other provision of the Confidentiality Agreement, each of Parent, Purchaser and the Seller Parties shall be permitted to disclose the tax treatment and tax structure of the transaction (including any materials, opinions or analyses relating to such tax treatment or tax structure).

Section 5.3 Efforts and Actions to Cause Closing to Occur.

(a) Prior to the Closing, upon the terms and subject to the conditions of this Agreement, Purchaser, Parent and each Seller Party shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done and cooperate with each other in order to do, all things necessary, proper or advisable (subject to any applicable laws) to consummate the Closing and the other Transactions as promptly as practicable, including the preparation and filing of all forms, registrations and notices required to be filed to consummate the Closing and the other Transactions and the taking of such actions as are reasonably necessary to obtain any requisite approvals, authorizations, consents, orders, licenses, permits, qualifications, exemptions or waivers by any third party or Governmental Entity. In addition, no party hereto shall take any action after the date hereof that could reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity or other Person required to be obtained prior to Closing. Nothing contained in this Agreement (except as provided in clause (d) below) shall require any Seller Party or Company to pay any material consideration to any other Person from whom any such approvals, authorizations, consents, orders, licenses, permits, qualifications, exemptions or waiver is requested.

(b) Prior to the Closing, each party shall promptly consult with the other party hereto with respect to, provide any necessary information with respect to, and provide the other parties (or their respective counsel) with copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the Transactions. Each party hereto shall promptly inform the other of any communication received by such party from any Governmental Entity regarding any of the Transactions. If any party hereto or Affiliate thereof receives a request for information or documentary material from any such Governmental Entity with respect to any of the Transactions, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request.

(c) In addition to and without limiting the agreements of the parties contained above, Purchaser, Parent and each Seller Party shall (i) take promptly all actions necessary to make the filings required of them or any of their Affiliates under the HSR Act, (ii) comply at the earliest practicable date with any request for additional information or documentary material received by Purchaser, any Seller, any Company or any of their respective Affiliates from the FTC or the DOJ pursuant to the HSR Act or from any state Attorney General or other Governmental Entity in connection with antitrust matters, (iii) cooperate with each other in connection with any filing under the HSR Act and in connection with resolving any investigation or other inquiry concerning the Transactions commenced by the FTC, DOJ, any state Attorney General or any other Governmental Entity, (iv) use all reasonable efforts to resolve such objections, if any, as may be asserted with respect to the Transactions under any antitrust law and (v) advise the other parties promptly of any material communication received by such party from the FTC, DOJ, any state Attorney General or any other Governmental Entity regarding any of the Transactions, and of any understandings, undertakings or agreements (oral or written) such party proposes to make or enter into with the FTC, DOJ, any state Attorney General or any other Governmental Entity in connection with the Transactions. Concurrently with the filing of notifications under the HSR Act or as soon thereafter as practicable, each Seller and Purchaser shall each request early termination of the HSR Act waiting period. Notwithstanding the foregoing with regard to Purchaser, “all reasonable efforts” for purposes of Section 5.3(c)(iv) shall not require acceptance of any order providing for the divestiture by Purchaser of such properties, assets, operations, or businesses of Purchaser or any Seller or the holding separate of such properties, assets, operations or businesses pending any such divestiture.

(d) The Seller Parties shall use their commercially reasonable efforts to assign all licenses set forth on Schedule 5.3(d) to the Companies, and any costs associated with such assignments exceeding $25,000 in the aggregate shall be at Seller Parties’ expense; provided that if the Seller Parties do not obtain such assignment of any such license within five (5) days prior to the Closing Date, Seller Parties at their expense shall purchase new licenses for the benefit of the Companies or shall indemnify Purchaser for any losses arising therefrom on substantially the same terms as currently licensed; and provided further, that if this Agreement is terminated due to a willful or intentional breach by Parent or Purchaser, Purchaser and Parent shall be responsible for the costs and expenses incurred by the Seller Parties under this Section 5.3(d).

Section 5.4 Tax Matters.

(a) Section 338(h)(10) Election

(i) Upon the request of Purchaser, Purchaser and STI shall jointly make a timely, effective and irrevocable election under Section 338(h)(10) of the Code with respect to the US Company and the US Company Subsidiaries, and, if permissible, similar elections under any applicable state or local income tax laws (the “Elections”), and shall file the Elections in accordance with applicable regulations. Any such request shall be made by Purchaser in writing within 180 days following the Closing Date. In the event Purchaser does not request that STI join in making the Elections, the remainder of the provisions of this Section 5.4(a) shall not apply.

(ii) Purchaser, STI and the US Company shall report the transaction consistent with such Elections and agree not to take any action that could cause such Elections to be invalid, and shall take no position contrary thereto unless required to do so pursuant to a determination (as defined in Section 1313(a) of the Code) or any similar state or local Tax provision.

(iii) In connection with the Elections, Purchaser and STI shall mutually prepare any and all forms necessary to effectuate the Elections (including, without limitation, IRS Form 8023 and any similar forms under applicable state and local income tax laws (the “Section 338 Forms”)). Purchaser and STI shall each cause the Section 338 Forms to be duly executed by an authorized person, and shall duly and timely file the Section 338 Forms in accordance with applicable tax laws.

(iv) In connection with the Elections, STI and Purchaser shall act together in good faith to prepare a schedule setting forth the fair market value of the assets of the US Company and the allocation of the aggregate deemed sales price (as defined under Section 1.338-4 of the Treasury Regulations) among the assets of the US Company resulting from the elections under Section 338(h)(10) of the Code (as required pursuant to Section 338(h)(10) of the Code and the Treasury Regulations promulgated thereunder) (the “Section 338 Allocation”). The Section 338 Allocation shall be prepared in accordance with the rules under Sections 1060 and 338 of the Code, as applicable. If the Sellers and Purchaser are unable to agree on the Section 338 Allocation by the 210th day following the Closing, they shall request a nationally recognized accounting firm, which is mutually acceptable to STI and Purchaser, to prepare such Section 338 Allocation. The cost of any such firm shall be borne equally by Purchaser and STI. Purchaser and STI shall (A) be bound by the Section 338 Allocation for purposes of determining any Taxes, (B) prepare and file, and cause its Affiliates to prepare and file, its Tax Returns on a basis consistent with Section 338 Allocation, and (C) take no position, and cause its Affiliates to take no position, inconsistent with the Section 338 Allocation on any Tax Return, in any refund claim, in any audit, dispute or proceeding before any Taxing Authority or otherwise with respect to such Tax Returns. In the event the Section 338 Allocation is audited or disputed by any Taxing Authority, the party receiving notice thereof shall promptly notify the other party hereto.

(b) Tax Returns. Except as provided in Section 5.4(d) or (e),

(i) Each Seller shall file or cause to be filed when due all income and franchise Tax Returns that are required to be filed by or with respect to each Company for taxable years or periods ending on or before the Closing Date, such Tax Returns, as of the time of filing, shall be correct and complete in all material respects, and each Seller shall remit (or cause to be remitted) subject to Section 5.4(c)(ii) and Section 8.1(b) any Taxes due in respect of such Tax Returns.

(ii) Purchaser shall cause each Company to file or cause to be filed all Tax Returns other than income and franchise Tax Returns that are required to be filed by or with respect to any Company for taxable years or periods ending on or before the Closing Date. Any Tax Returns which the Purchaser is required to cause the Company to file or cause to be filed pursuant to this Section 5.4(b)(ii) shall be completed in a manner consistent with past practice and shall be submitted (with copies of any relevant schedules, work papers and other documentation then available) to Sellers for Sellers’ approval not less than 30 days prior to the Due Date for the filing of such Tax Return, which approval may not be unreasonably withheld. Purchaser shall remit (or cause to be remitted) any Taxes due in respect of such Tax Returns, subject to Section 5.4(b)(v).

(iii) Purchaser shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to each Company for taxable years or periods ending after the Closing Date, and Purchaser shall remit (or cause to be remitted) any Taxes due in respect of such Tax Returns, subject to Section 5.4(b)(v).

(iv) Any Tax Return required to be filed by Purchaser relating to any Straddle Period shall be submitted (with copies of any relevant schedules, work papers and other documentation then available) to Sellers for Sellers’ approval not less than 60 days prior to the Due Date for the filing of such Tax Return, which approval shall not be unreasonably withheld. Purchaser shall, in preparing such Tax Return, cause the items to be reflected in accordance with the Sellers’ past practice, if any, to the extent permissible under applicable law.

(v) Upon the written request of Purchaser setting forth in detail the computation of the amount owed, the Sellers shall pay to Purchaser, no later than 2 days prior to the Due Date for the applicable Tax Return, the Taxes for which each Seller is liable pursuant to Section 8.1(b)(ii) but which are payable with any Tax Return to be filed by Purchaser.

(vi) As soon as practicable after the Closing Date or sooner if reasonably required by the Sellers to timely file any Tax Return required to be filed or caused to be filed by it pursuant to the terms of this Agreement, Purchaser shall cause each Company to prepare and provide to the Sellers a package of Tax information materials, including schedules and work papers required by the Sellers to enable the Sellers to prepare and file all Tax Returns required to be prepared and filed by them pursuant to Section 5.4(b)(i). Purchaser shall prepare such package in good faith in a manner consistent with the Sellers’ past practice. In furtherance of this obligation, Purchaser agrees that, at Sellers’ request, each Company will make its employees and facilities available to Sellers to the extent necessary, convenient or desirable in order to prepare and complete any such Tax Return.

(vii) The Sellers may amend any Tax Return filed or required to be filed for any taxable years or periods ending on or before the Closing Date to the extent necessary to correct any manifest errors on such Tax Return, provided that, unless the filing of such Tax Return is manifestly required by law, such action would not have the effect of materially increasing the Tax liability or materially reducing any Tax Asset (or the tax basis in the inventory) of any Company, Purchaser or any Affiliate of Purchaser.

(c) Computation of Tax Liabilities. For purposes of Sections 5.4(b), 8.1(b) and 8.1(c), to the extent permitted or required by law or administrative practice, (A) the taxable year of Companies which includes the Closing Date shall be treated as closing on (and including) the Closing Date and, notwithstanding the foregoing, (B) all transactions not in the ordinary course of business occurring after the Closing shall be reported on Purchaser’s consolidated United States federal income Tax Return to the extent permitted by Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) and shall be similarly reported on other Tax Returns of Purchaser or its Affiliates to the extent permitted by law. For purposes of Sections 5.4(b), 8.1(b) and 8.1(c), where it is necessary to apportion the Tax liability of an entity for a Straddle Period (which is not treated under the immediately preceding sentence as closing on the Closing Date), such liability shall be apportioned between the period deemed to end at the close of the Closing Date and the period deemed to begin at the beginning of the day following the Closing Date on the basis of an interim closing of the books, except that Taxes (such as real property Taxes) imposed on a periodic basis shall be allocated on a daily basis and the principles of Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) shall be applied with respect to all transactions not in the ordinary course of business occurring after the Closing.

(ii) In determining the Sellers’ liability for Taxes pursuant to this Agreement, each Seller shall be credited with the amount of any estimated Taxes paid (A) by or on behalf of the Company on or prior to the Closing Date with respect to Straddle Periods or (B) by Sellers after the Closing Date. To the extent that any Seller’s liability for Taxes for a Straddle Period is less than the amount of estimated Taxes previously paid (A) by or on behalf of any Company on or prior to the Closing Date or (B) by Sellers after the Closing Date, in each case with respect to all or a portion of such Straddle Period, Purchaser shall pay such Sellers the difference within two days of filing the Tax Return relating to such Taxes.

(d) Transfer Taxes. All Transfer Taxes resulting directly from the Transactions shall be borne equally by Purchaser and the Sellers; provided, however, that to the extent any Transfer Tax arises as a result of the Purchaser making an election under Section 338 of the Code or the Elections such Transfer Tax shall be borne by Purchaser. Notwithstanding the provisions of Section 5.4(b), which shall not apply to Tax Returns relating to Transfer Taxes, any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and filed when due by the party primarily or customarily responsible under the applicable local law for filing such Tax Returns, and such party will use its reasonable efforts to provide such Tax Returns to the other party at least 10 days prior to the Due Date for such Tax Returns. If required by applicable law,

Purchaser will, and will cause its Affiliates to, join in the execution of any such Tax Returns.

(e) Actions by the Sellers and Companies.

(i) Without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, none of Sellers, the Companies, and any Affiliate of Sellers shall, to the extent it may affect or relate to any Company, make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax liability, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of materially increasing the Tax liability or materially reducing any Tax Asset of any Company, Purchaser or any Affiliate of Purchaser.

(ii) Prior to the Closing, none of the Companies shall make any payment of, or in respect of, any Tax to any person or any Taxing Authority, except to the extent such payment is in respect of a Tax that is due or payable or has been properly estimated in accordance with applicable law as applied in a manner consistent with past practice of Sellers.

(iii) Sellers shall not take any action (other than sales or other dispositions in the ordinary course of business) that would result in the reduction of the tax basis in the inventory of any Company below the tax basis in such inventory reflected on the Balance Sheet.

(f) Refunds.

(i) If Purchaser or any Company receives or becomes entitled to any Tax refund (including any interest in respect thereof), including by way of any amended Tax Returns or any carry back filing, that relates to any taxable period, or portion thereof, ending on or before the Closing Date, Purchaser shall pay Sellers the amount of any such refund net of any Tax effect on Purchaser or any Company attributable to the receipt of such refund within five days after receipt of such refund. Purchaser and each Company shall make every effort to elect to receive a Tax refund described in the preceding sentence rather than a credit against a Tax. For purposes of this Section 5.4(f), where it is necessary to apportion a refund between Purchaser and any Seller for a Straddle Period, such refund shall be apportioned between the period deemed to end at the close of the Closing Date and the period deemed to begin at the beginning of the day following the Closing Date on the basis of an interim closing of the Companies’ books, except that refunds of

Taxes (e.g., real property Taxes) imposed on a periodic basis shall be allocated on a daily basis.

(ii) Purchaser shall cooperate, and cause the Company to cooperate, in obtaining any Tax refund that any Seller reasonably believes should be available, including through filing appropriate forms with the applicable Taxing Authorities, unless Purchaser reasonably believes that such a filing would have a material adverse effect on the Tax liability of Purchaser, any Company or any Affiliate of Purchaser or any Company.

(g) Certain Post-Closing Settlement Payments.

(i) If the examination of any federal, state, local or other Tax Return of either Seller for any taxable period ending on or before the Closing Date shall result (by settlement or otherwise) in any adjustment which permits Purchaser or any Company to increase deductions, losses or tax credits or decrease the income, gains or recapture of tax credits (a “Tax Benefit”) which would otherwise (but for such adjustments) have been reported or taken into account (including by way of any increase in basis) by Purchaser or such Company for one or more periods ending after the Closing Date, the Sellers shall notify Purchaser and provide it with adequate information so that Purchaser can reflect on its or the Company’s Tax Returns such Tax Benefit. Purchaser shall pay to the Sellers an amount equal to the actual Tax savings produced by such Tax Benefit within thirty (30) days of the filing of the Tax Returns for the taxable year in which such Tax savings is realized by Purchaser or the Company.

(ii) If the examination of any federal, state, local or other Tax Return of Purchaser or any Company for any taxable period ending after the Closing Date shall result (by settlement or otherwise) in any adjustment which permits either Seller to increase deductions, losses or tax credits or decrease the income, gains or recapture of tax credits which would otherwise (but for such adjustments) have been reported or taken into account (including by way of any increase in basis) by any Seller for one or more periods ending on or before the Closing Date, Purchaser shall notify Sellers and provide them with adequate information so that Sellers can reflect on their Tax Returns such increases in deductions, losses or tax credits or decreases in income, gains or recapture of tax credits.

(h) Post-Closing Actions which Affect Sellers’ Liability for Taxes.

(i) Without the prior written consent of the Sellers, which consent shall not be unreasonably withheld, none of

Purchaser, the Companies, and any Purchaser Affiliate shall, to the extent it may affect or relate to any Company, make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax liability, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of materially increasing the Tax liability of the Sellers (including any liability of the Sellers to indemnify the Purchaser for Taxes pursuant to this Agreement).

(ii) None of Purchaser or any Affiliate of Purchaser shall (or shall cause or permit any Company to) amend, refile or otherwise modify any Tax Return relating in whole or in part to the Company with respect to any taxable year or period ending on or before the Closing Date (or with respect to any Straddle Period) without the prior written consent of the Sellers, which consent may be withheld in the sole discretion of the Sellers; provided that the Sellers’ consent shall not be unreasonably withheld for modifications that relate to a Straddle Period.

(iii) To the extent permitted by law, Purchaser and any Affiliate of Purchaser shall (or shall cause or permit the Company to) elect to relinquish any carrybacks for Federal, state, local or foreign tax purposes to any taxable period, or portion thereof, of any Company or Seller or any Affiliate of Sellers ending before, or which includes, the Closing Date of any operating losses, net operating losses, capital losses, tax credits or similar items arising in, resulting from, or generated in connection with a taxable year of Purchaser or any Affiliate of Purchaser, or portion thereof, ending on or after the Closing Date. In cases where any Company cannot elect to relinquish the carrybacks, Sellers shall cooperate with Purchaser in seeking refunds from the appropriate Taxing Authority, at Purchaser’s expense, and the Companies shall be entitled to such refund to the extent it is received, including interest paid by the Taxing Authority in connection with such refund, in each case net of any tax imposed in respect of such refund or interest, within 5 days of Sellers’ receipt of such refund; provided, however, that (A) in the case of any carryback to a consolidated, combined, or unitary return of Sellers or their Affiliates, any carrybacks by Sellers and their Affiliates shall be deemed to be absorbed before any carryback of a Company, and (B) if the amount of a refund received from a Taxing Authority is reduced, whether by Audits or court proceedings or for any other reason, after the refund has been paid by Sellers to a Company, the Company will promptly reimburse the Sellers for the amount of such reduction plus any interest and penalties actually payable by the Sellers with respect thereto.

(i) Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements or arrangements, written or oral, between Seller and any Company, shall terminate as of the Closing.

(j) Assistance and Cooperation. After the Closing Date, each Seller and Purchaser shall (and shall cause their respective Affiliates to)

(i) timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Transfer Taxes;

(ii) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 5.4(b);

(iii) cooperate fully in preparing for any audits of, or disputes with Taxing Authorities regarding, any Tax Returns of any Company;

(iv) timely provide any written or other consent required by the other party to enable it to sign any Tax Return, waiver, consent or other document relating to any Tax Return required to be filed by it pursuant to Section 5.4 or any defense of any claim conducted by it pursuant to Section 8.2; and

(v) retain all books and records with respect to Tax matters pertinent to the Companies relating to any Pre-Closing Tax Period, abide by all record retention agreements entered into with any Taxing Authority, and give the other party reasonable written notice prior to destroying or discarding any such books and records and, if the other party so requests, Purchaser or Sellers, as the case may be, shall allow the other party to take possession of such books and records.

Section 5.5 Publicity. The initial press release with respect to the execution of this Agreement shall be a joint press release acceptable to Parent and each Seller. Thereafter, until the Closing, or the date the Transactions are terminated or abandoned pursuant to Article VII, no party hereto, no Company and none of their respective Affiliates shall issue or cause the publication of any press release or other internal or external announcement with respect to this Agreement or the Transactions without prior consultation with the other parties hereto, except as may be required by law or by any listing agreement with a national securities exchange or trading market.

Section 5.6 Employees; Employee Benefits.

(a) On and after the Closing, until at least the first anniversary of the Closing, Purchaser shall cause the Companies to provide the Retained Employees with compensation and employee benefits that are substantially comparable in the aggregate to those currently provided as of the date hereof (other than any equity compensation, defined benefit or post-retirement medical plan) by the US Company in the case of Retained Employees who are former employees of the US Company, and SBV, the BVI Company and the BVI Company Subsidiaries in the case of Retained Employees who are former employees of BVI Company and the BVI Company Subsidiaries.

(b) With respect to each employee benefit plan, practice or policy of Purchaser or any of its Affiliates, each Retained Employee shall be given credit under such plan for all service prior to the Closing Date with any Company or any predecessor employer (to the extent such credit was given by the Seller, the Company or any predecessor employer under a comparable Plan), for purposes of determining eligibility and vesting and for all other purposes for which such service is either taken into account or recognized; provided, however, such service need not be credited to the extent it would result in a duplication of benefits, including benefit accrual under defined benefit plans. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations. Retained Employees shall be given credit for amounts paid under a corresponding employee benefit plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the comparable employee benefit plan of the Purchaser.

(c) If any Retained Employee is discharged by any Company after the Closing, then Purchaser shall be responsible for any and all severance costs for such Retained Employee, including payments owing under those agreements, plans or arrangements listed in the Disclosure Schedule. Purchaser agrees that any Retained Employee whose employment is involuntarily terminated prior to the first anniversary date of the Closing for reasons other than cause will receive severance benefits in accordance with the more favorable (to the Retained Employee) of (i) the Company’s severance plan in place immediately prior to Closing, (ii) any applicable severance plan adopted by the Company or its successor following the Closing or (iii) any individual agreement governing the Retained Employee’s severance rights. Purchaser shall be responsible and assume all liability for all notices or payments due to any Retained Employees after the Closing, and all notices, pay in lieu of notice or other payments, fines or assessments due to any Governmental Entity, pursuant to any applicable foreign, federal, state or local law, common law, statute, rule or regulation with respect to the discharge or layoff of employees by any Company after the Closing, including the WARN Act, Section 4980B of the Internal Revenue Code and any rules or regulations as have been issued in connection with the foregoing. The Seller Parties shall be responsible and assumes all liabilities for all notices and payments due to any employees of any Company terminated, or given notice of termination, prior to the Closing, pursuant to agreements, the WARN Act or other applicable law.

(d) Subject to Section 5.17, from and after the Closing, Purchaser shall be responsible for, and shall indemnify and hold harmless each Seller and its Affiliates and their officers, directors, employees, Affiliates and agents and the fiduciaries (including plan administrators) of the Plans from and against, any and all claims, losses, damages, costs and expenses (including attorneys’ fees and expenses) and other liabilities and obligations relating to or arising out of (i) all salaries, wages, commissions, employee incentive or other compensation, severance, holiday, vacation, or retirement benefits earned but unpaid as of the Closing and post-Closing bonuses due to any Retained Employee, (ii) the liabilities assumed by Purchaser under this Section 5.6 or any failure by Purchaser to comply with the provisions of this Section 5.6, (iii) any continuing contributions or other obligations of the Company with respect to the Company Plans listed on the Disclosure Schedule, and (iv) any claims of, or damages or penalties sought by, any Retained Employee, or any Governmental Entity on behalf of or concerning any Retained Employee, with respect to any act or failure to act by Purchaser to the extent arising from the employment, discharge, layoff or termination of any Retained Employee.

(e) As of the Closing, any outstanding stock options held by a Retained Employee to purchase common stock of Schlumberger issued pursuant to the Schlumberger 1989 Stock Option Plan, as amended, the Schlumberger 1994 Stock Option Plan, as amended, or the Schlumberger 2001 Stock Option Plan (the “Schlumberger Stock Options”) shall cease vesting and any Schlumberger Stock Options that are not vested and exercisable as of the Closing shall terminate as of the Closing. All Schlumberger Stock Options that are vested and exercisable as of the Closing shall remain vested and exercisable to the extent provided under the terms of the applicable plan and option agreement.

(f) Each Company shall retain each of the Company Plans (other than Retained Plans) listed on the Disclosure Schedule, including, but not limited to, the NPTest LLC Retirement Savings Plan, and, except as otherwise provided in this Agreement, shall be responsible for any and all liabilities arising out of the Company Plans.

(g) Except where this Agreement provides otherwise, the liabilities attributable to Retained Employees under the Retained Plans shall remain in the Retained Plans and the Sellers or an Affiliate of Sellers shall provide for the payment as they become due and in accordance with the terms of such Plan. Except as otherwise permitted under applicable non-U.S. law with respect to non-U.S. Retained Employees, effective as of the Closing (or such earlier date as may be provided in the applicable Retained Plan), such Retained Employees shall not be entitled to any additional credit for service or age under the Retained Plans. Any Retained Employee who has attained sufficient age and service credit as of the Closing to retire and begin receiving an immediate pension from the STC Pension Plan, and who had attained sufficient age and service credit as of December 31, 2002 to qualify for retiree medical benefits under the STC Retiree Medical Plan, may retire for purposes of the applicable STC plans effective immediately prior to the Closing and begin to receive pension benefits immediately from the STC Pension plan, even if such Retained Employee continues to work for any Company or Purchaser after the Closing.

(h) Purchaser and the Company shall provide to the Sellers such information necessary for the Sellers to provide those benefits to Retained Employees described in Section 5.6(g), including, but not limited to, confirmation of a Retained Employee’s termination of employment from any Company or Purchaser.

(i) On and after the Closing, until at least the second anniversary of the Closing, Purchaser shall cause each Company to provide the Retained Employees with health insurance coverage. The Sellers shall be responsible for paying all benefits for claims by Retained Employees pursuant to the Sellers’ Health Plan that are incurred by such Retained Employee (regardless of when filed with the appropriate administrator of the relevant Health Plan) prior to the Closing. With respect to continuation coverage under Section 4980B of the Code, Purchaser shall fulfill each Company’s obligation to provide such coverage to any Retained Employee.

(j) The Sellers shall retain the liabilities pursuant to the STC Medical Plan attributable to Retained Employees and shall provide coverage in accordance with the terms and conditions of such Plan. For purposes of determining a Retained Employee’s eligibility for such benefits as a retiree of any Seller, no period of time after December 31, 2002 shall be taken into consideration in determining such eligibility.

(k) Purchaser shall provide short-term disability coverage for all Retained Employees eligible to receive short-term disability benefits as of the Closing on substantially the same terms and conditions as in effect immediately prior to the Closing, so that such Retained Employees receive short-term disability benefits for a total of six months.

(l) Purchaser shall provide a long-term disability benefit pursuant to the terms and conditions of the Sellers’ Long-Term Disability Plan to (i) all Retained Employees who are on long-term disability as of the Closing and (ii) those Retained Employees who are on short-term disability leave as of the Closing and who become eligible to receive a long-term disability benefit upon the expiration of such short-term disability leave following the Closing; provided, however, that any Retained Employee who was inactive as a result of short-term disability or long-term disability on or prior to December 31, 2002 shall remain covered by the applicable short-term disability or long-term disability plan maintained by Seller if such Retained Employee’s condition after the Closing would be deemed a “recurring condition” under the applicable Company Plan then in effect.

(m) Sellers shall retain liability for any workers’ compensation claims filed by Retained Employees as of the Closing. Effective as of the Closing, Purchaser shall provide Retained Employees with coverage for all workers’ compensation benefits and, from and after the Closing, shall be responsible for all workers’ compensation claims filed by Retained Employees regardless of whether the underlying event for such claims occurred prior to the Closing, except as provided in Section 5.13(d).

(n) As of the Closing, all Retained Employees who participate in the Schlumberger Discounted Stock Purchase Plan (the “Purchase Plan”) shall be deemed terminated employees under the terms of the Purchase Plan and treatment of each participant Retained Employee account shall be governed by Section 11 of the Purchase Plan.

(o) The parties intend that matters, issues or liabilities relating to, arising out of, or resulting from non-U.S. Plans and non-U.S. related employment matters be handled in a manner that is consistent with comparable U.S. matters, issues or liabilities as reflected in this Agreement (to the extent permitted by applicable law or as otherwise specified in Section 5.6(o) of the Disclosure Schedule attached hereto).

(p) The Sellers will pay all applicable premiums for the Plans due before Closing.

Section 5.7 Indemnification. Following the Closing, Purchaser shall cause each Company not to make any changes to its certificate of incorporation, by-laws or limited liability company agreement or equivalent corporate instruments that would adversely affect the rights of persons who are currently or were officers or directors of any Company to claim indemnification from such entity under the terms of such certificate of incorporation, by-laws, limited liability company agreement or equivalent corporate instruments as in effect on the date hereof for acts taken prior to the Closing.

Section 5.8 Transition Services.

(a) Except as agreed to in writing by the parties hereto, all data processing, cash management, accounting, insurance, banking, personnel, legal, communications and other products and services provided to any Company by the Seller Parties or any Affiliate of the Seller Parties, including any agreements or understandings (written or oral) with respect thereto, shall terminate simultaneously with the Closing without any further action or liability on the part of the parties thereto. Notwithstanding the foregoing, in the absence of a written agreement, the provision of any services (similar to those contemplated by the preceding sentence) by any Seller Party or its Affiliates to any Company from and after the Closing shall be for the convenience, and at the expense, of Purchaser only and shall be furnished without any liability on the part of any Seller Party or its Affiliates with respect thereto.

(b) Prior to the Closing Date, the parties agree to negotiate a mutually agreeable transition services arrangement (the “Transition Services Agreement”) pursuant to which (i) the Companies will provide certain transition services to the verification systems business of Sellers and (ii) Sellers will provide certain transition services to the Companies (including with respect to Ferndown, Saint-Etienne and certain human resources services); in each case on terms no less favorable than are currently available to the Companies as reflected in the Financial Statements. With respect to operations and facilities currently located in Dorset, United Kingdom and Saint-Etienne Cedex, France, the Transition Services Agreement will provide that Sellers will make all necessary arrangements, including entering into any necessary agreements and/or leases reasonably requested by the Purchaser (whether or not the Sellers enter into any agreement to sell or consummate the sale of such facilities), to permit all existing operations and facilities of the Companies to remain at such facilities at the option of the Purchaser for up to 12 months from the Closing Date on terms substantially similar and for payments no greater than those applicable to the Companies on the date hereof.

(c) With respect to the leased facility occupied by the US Company located at 150 Baytech Drive, San Jose, California 95134, prior to the Closing Date the Selling Parties agree to enter into a sublease in favor of the US Company on terms no less favorable than the current lease terms.

Section 5.9 Intercompany Arrangements. As of the Closing Date, all intercompany accounts between a Company, on the one hand, and any Seller Party or its Affiliates (excluding the Companies), on the other hand, shall be canceled without any payment of funds. In addition, except as otherwise expressly contemplated by this Agreement (including, without limitation the Intercompany Indemnification Agreement and the Transition Services Agreement), all agreements and commitments, whether written, oral or otherwise, which are solely between a Company, on the one hand, and a Seller Party or its Affiliates (excluding the Companies), on the other hand, shall be terminated and of no further effect, simultaneously with the Closing without any further action or liability on the part of the parties thereto.

Section 5.10 Post-Closing Cooperation. From and after the Closing, Sellers and Purchasers shall reasonably cooperate with each other and shall cause their respective officers, employees, affiliates, agent, auditors and representatives to reasonably cooperate with each other after the Closing to ensure the orderly transfer of the Companies to Purchaser, including with respect to preparing, at Purchaser’s expense, historical financial statements related to the Business for purposes of complying or preparing to comply with any rules or regulations of the Securities and Exchange Commission. No party shall be required by this provision to take any action that would unreasonably interfere with the conduct of its business.

Section 5.11 Knowledge of Breach. If, prior to the Closing, Parent or Purchaser shall have actual knowledge of any breach of a representation or warranty of the Seller Parties, Purchaser shall promptly notify the Seller Parties of its knowledge, in reasonable detail, including the amount that it believes, based on the facts actually known to it, would be payable by the Seller Parties pursuant to the indemnification provisions hereof without reference to any indemnification limitations set forth in Section 8.1(d).

Section 5.12 Maintenance of Books and Records. Each of the parties hereto shall preserve, until at least the eighth anniversary of the Closing Date, all pre-Closing Date records possessed or to be possessed by such party relating to the Companies. After the Closing Date and up until at least the eighth anniversary of the Closing Date, upon any reasonable request from a party hereto or its representatives, the party holding such records shall (a) provide to the requesting party or its representatives reasonable access to such records during normal business hours and (b) permit the requesting party or its representatives to make copies of such records, in each case at no cost to the requesting party or its representatives (other than for reasonable out-of-pocket expenses); provided, however, that nothing herein shall require either party to disclose any information to the other if such disclosure would jeopardize any attorney-client or other legal privilege or contravene any applicable law. Such records may be sought under this Section for any reasonable purpose, including to the extent reasonably required in connection with the audit, accounting, tax, litigation, federal securities disclosure or other similar needs of the party seeking such records. Notwithstanding the foregoing, any and all such records may be destroyed by a party if such destroying party sends to the other parties hereto written notice of its intent to destroy such records, specifying in reasonable detail the contents of the records to be destroyed; such records may then be destroyed after the 30th day following such notice unless the other party hereto notifies the destroying party that such other party desires to obtain possession of such records, in which event the destroying party shall transfer the records to such requesting party and such requesting party shall pay all reasonable expenses of the destroying party in connection therewith.

Section 5.13 Insurance.

(a) Except as provided in subsections (c) and (d), each of Purchaser and Parent shall not, and shall cause its Affiliates (including the Companies after the Closing) not to, assert, by way of claim, action, litigation or otherwise, any right to any Insurance Policy or any benefit under any such Insurance Policy. Each Seller Party and its Affiliates (other than the Companies) shall retain all right, title and interest in and to the Insurance Policies, including the right to any credit or return premiums due, paid or payable in connection with the termination thereof.

(b) Except as provided in subsections (c) and (d), at the Closing, Purchaser and Parent shall release, and shall cause its Affiliates (including the Companies) to release, all rights to all Insurance Policies or similar insurance which covered the Companies prior to the Closing Date. Except as provided in subsections (c) and (d), all Insurance Policies issued prior to the Closing Date in the name of or to any Company shall remain with the Sellers or Sellers’ Affiliates (other than the Companies).

(c) Each Company shall retain all rights under any state or foreign workers’ compensation policy the premiums of which are paid directly by any Company prior to the Closing.

(d) (i) In the event that a claim against any of the Companies is reported to the Companies following the Closing by any employees, volunteers or other parties entitled to file a claim against a Seller workers’ compensation or employers liability insurance program, or by any party unrelated to or not associated with the Companies or their Affiliates, which claim arises solely from pre-Closing events and occurrences (other than errors and omissions), Seller Parties agree to maintain coverage for such events under its third-party insurance program, and the Companies will have access to such coverage, subject to the deductibles and other limits relating thereto. To the extent that any of the Seller Parties or their Affiliates does not have third-party insurance coverage (or the Companies do not have access to such coverage) for such claim or for the total amount of such claim, the Companies shall be entitled to recover from the Seller Parties or their Affiliates, or Seller Parties or their Affiliates agree to bear responsibility for, 70% of the amount of such uncovered claim or uncovered portion of such claim; provided, that the Companies be responsible for the remaining 30% of any such uncovered claim or uncovered portion of such claim; and provided further, that under no circumstance shall the aggregate amount payable by the Seller Parties and their Affiliates pursuant to this Section 5.13(d) exceed $3 million. This provision shall terminate on the earlier of the third anniversary of the Closing Date or the date on which Francisco Partners, L.P. has no ongoing interest in the Companies.

(ii) All such claims against the Companies described in clause (i) that are reported prior to, rather than following, the Closing shall continue to be covered by Seller Parties’ third party insurance program or otherwise by the self-insurance plans of the Seller Parties.

Section 5.14 Intellectual Property License. At or prior to the Closing, the Seller Parties shall enter into an Intellectual Property License Agreement with the Companies in the form attached hereto as Exhibit 5.14 (the “License Agreement”).

Section 5.15 Limitation on Solicitation of Employees. During the period commencing on the date hereof and ending on the first anniversary of the Closing Date, (a) neither the Seller Parties nor any of their Affiliates shall employ, or solicit or seek to employ, any Retained Employee; provided, however, that if any such Retained Employee terminates his or her relationship with the Companies or any other Affiliate of the Purchaser, and without any solicitation on the part of the Seller Parties or any of their Affiliates, seeks to be employed by a Seller Party or one of its Affiliates, nothing in this Section 5.15 shall prohibit such Seller Party or its Affiliate from employing such Retained Employee, and (b) neither the Purchaser nor any of its Affiliates (including the Companies) shall employ, or solicit or seek to employ, any employee of the Seller Parties or any of their Affiliates; provided, however, that if any such employee of a Seller Party or Affiliate thereof terminates his or her relationship with such Seller Party or its Affiliate, and without any solicitation on the part of the Purchaser or any of its Affiliates seeks to be employed by Purchaser or one of its Affiliates, nothing in this Section 5.15 shall prohibit the Purchaser or its Affiliate from employing such employee of a Seller Party or Affiliate thereof.

Section 5.16 Applied Matter Cooperation.

(a) After the Closing, Purchaser shall make available, to the extent so as to not unreasonably interfere with their duties with the Companies, to Seller the following employees: Ashok Belani, Jean-Luc Pelissier and Brett Hooper, in order to defend or prosecute (or prepare to defend or prosecute) any legal or administrative action to which the Seller Parties or any of their Affiliates is a party and which relates to the Applied Matter. Purchaser shall direct its (and cause its Affiliates’) employees and agents as requested by the Seller Parties to attend interviews, deposition and trial testimony as witnesses, and to use all commercially reasonable efforts to assist the Seller Parties and their Affiliates in locating former employees of the Seller Parties or their

Affiliates who become employees of Purchaser or its Affiliates for interviews, deposition or testimony as witnesses in the Applied Matter. Purchaser shall direct its (and its Affiliates’) personnel to gather information (including in response to discovery requests) as the Seller Parties reasonably believe may be necessary to aid the Seller Parties and their Affiliates, and to assist the Seller Parties with trial preparation, trial and all other activities at the reasonable request of the Seller Parties. The Seller Parties will pay or reimburse Purchaser for all reasonable out of pocket expenses which may be incurred by the Seller Parties or such employees in connection therewith, including, without limitation, all travel, lodging, and meal expenses.

(b) Purchaser will not and will direct its Affiliates not to: (i) take any action, including having discussions with other Persons or disclosing information, relating to the Applied Matter, except as requested by the Seller Parties; (ii) enter into any agreement with a party to the Applied Matter (or any Affiliate of such a party) that would inhibit or restrict or prohibit performance by Purchaser or its Affiliates of this Section 5.16; (iii) take any action, or omit to take any action, that would cause privileged communications between the Seller Parties and any Retained Employees to be disclosed or otherwise become not privileged; or (iv) otherwise cooperate with a party adverse to the Seller Parties and their Affiliates in the Applied Matter to assist that party in the defense or prosecution of their side of the Applied Matter. Purchaser shall promptly notify the Seller Parties of any request or demand (by subpoena or otherwise) from any other Person for information regarding the Applied Matter so that the Seller Parties may seek a protective order or other protective remedy and/or waive Purchaser’s compliance with this Section 5.16. In the absence of a protective order or other remedy or the receipt of a waiver by Purchaser, Purchaser agrees to disclose to such Person only that information which Purchaser is advised by written opinion of counsel is required to be disclosed, provided, however, that Purchaser, at the Seller Parties’ request and expense, shall use commercially reasonable efforts to cooperate with the Seller Parties to avoid or minimize the required disclosure and/or obtain an appropriate protective order or other relief. The Seller Parties acknowledge that Purchaser is not a party to the Applied Matter and will not by virtue of its performance under this Section 5.16(b) become a party to the Applied Matter.

Section 5.17 Post-Closing Bonuses. (a) At the Closing, the Seller Parties shall deliver to Purchaser an amount of cash equal to the aggregate amount of the “NPTest Management Divestiture Bonus” as set forth on Section 3.18(ix) of the Disclosure Schedule (excluding the amount for Ashok Belani) with respect to each such individual who remains an employee of any Company as of the Closing, and Purchaser agrees to pay such bonuses to such individuals within two weeks after the Closing Date. Sellers shall be responsible for payment of any such divestiture bonus due Ashok Belani or shall reimburse Purchaser for the amount of such bonus paid by Purchaser. (b) Promptly after its availability within one month after Closing of the report by PricewaterhouseCoopers LLP confirming the amounts of the bonuses due under the “Value Building Plan” described in Section 3.18(ix) of the Disclosure Schedule, Sellers shall deliver to Purchasers a schedule of such bonuses and such report together with an amount of cash equal to the aggregate of such bonuses. Upon receipt of such cash, Purchaser agrees to promptly pay such bonuses to the individuals and in the amounts set forth in such schedule. (c) Sellers will provide to Purchaser the portion of the annual performance bonus amounts for 2003 accrued as of June 30, 2003 on the Final Balance Sheet (or, if the Closing shall not have occurred by July 31, 2003, as accrued as of the Closing Date, as agreed by the parties based on the Final Balance Sheet and an interim review of the period between June 30, 2003 and the Closing Date), promptly after availability of such balance sheet. (d) All of Sellers payments pursuant to this Section 5.17 shall be made by bank check or wire transfer to a bank account designated by the Purchaser. If the Companies fail to make any payment to a Person entitled to a divestiture bonus in accordance with this Section 5.17, then within 45 days of the Closing Date, the Companies shall return any funds transmitted by the Sellers for such purpose and not disbursed pursuant to this Section 5.17.

Section 5.18 Equity Commitment Letter. Purchaser shall not terminate or novate the Equity Commitment Letter or modify or waive any term thereof in a manner that impairs Purchaser’s ability to satisfy its obligations hereunder or consummate the transactions contemplated hereby and Purchaser shall take appropriate action to enforce the Equity Commitment Letter in accordance with its terms.

Section 5.19 Recordation of Assignments of Patents and Trademarks. After the Closing, Seller will reimburse Purchaser for reasonable costs of recording the assignment of those patents and trademarks and applications listed in Section 3.27(h)(i) of the Disclosure Schedule for which no assignment has been recorded in the appropriate patent and trademark agency in favor of any of the Companies (the “Assigned Intellectual Property”). Seller agrees that, upon request it will, at any time without charge, furnish all necessary documentation relating to or supporting chain of title and to confirm the ownership by the Companies of all right, title, and interest in and to the Assigned Intellectual Property and sign and deliver all papers, take all rightful oaths, and do all acts which may be reasonably necessary for vesting title to the Assigned Intellectual Property in the Companies, their successors, assigns and legal representatives or nominees.

ARTICLE VI

CONDITIONS

Section 6.1 Conditions to Purchaser’s and Sellers’ Obligation to Effect the Closing. The respective obligations of Purchaser and each Seller to effect the Closing shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions:

(a) Statutes; Court Orders. No statute, rule or regulation enacted or promulgated by any Governmental Entity shall prohibit the consummation of the Closing; and there shall be no order or injunction of a court of competent jurisdiction in effect precluding consummation of the Closing provided, however, that the parties shall use their commercially reasonable efforts to have any such order or injunction vacated or lifted.

(b) HSR Approval. The applicable waiting period under the HSR Act shall have expired or been terminated.

Section 6.2 Conditions to Obligations of Purchaser to Effect the Closing. The obligations of Purchaser to consummate the Closing shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

(a) Government Action. There shall not be pending or threatened any suit, action or proceeding by any Governmental Entity

(i) challenging or seeking to restrain or prohibit the consummation of the Closing or the performance of any of the other Transactions, or seeking to obtain from any Seller Party or its Affiliates or Purchaser any damages that are material in relation to any Company, or

(ii) seeking to impose material limitations on the ability of Purchaser effectively to exercise full rights of ownership of the NPT Shares and the BVI Shares, including the right to vote the NPT Shares and the BVI Shares.

(b) Representations and Warranties. All of the representations and warranties of the Seller Parties set forth in this Agreement shall be true and complete in all respects, in each case as of the date of this Agreement and as of the Closing Date (or if made as of a specified date, only as of such date) and without giving effect to any materiality qualification related thereto, except as would not have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Seller Party Breach. No Seller Party shall have failed to perform in any respect any obligation or to comply with any covenant of the Seller Parties to be performed or complied with by each of them under this Agreement, except where such failure or noncompliance would not have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Governmental Consents. The Seller Parties shall have received all material consents, authorizations or approvals from the governmental agencies referred to in Section 3.4, in each case in form and substance reasonably satisfactory to Purchaser, and no such consent, authorization or approval shall have been revoked.

(e) Seller Documents. Purchaser shall have received all documents it may reasonably request relating to the existence of the Seller Parties, the Companies and the Subsidiaries of the Companies and the authority of the Seller for this Agreement, all in form and substance reasonably satisfactory to Purchaser.

(f) Consents Obtained. The third party consents identified in Section 6.2(f) of the Disclosure Schedule shall have been obtained.

(g) Termination. This Agreement shall not have been terminated in accordance with its terms.

(h) Closing Deliveries of Sellers. Each Seller shall have delivered to Purchaser each of the Closing deliveries set forth under Section 2.2.

Section 6.3 Conditions to Obligations of Each Seller to Effect the Closing. The obligations of each Seller to consummate the Closing shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

(a) Government Action. There shall not be pending any suit, action or proceeding seeking to restrain or prohibit the consummation of the Closing or the performance of any of the other Transactions, or seeking to obtain from any Seller Party or its Affiliates any damages that are material in relation to any Company.

(b) Representations and Warranties. All of the representations and warranties of Purchaser and Parent set forth in this Agreement shall be true and complete in all respects, in each case as of the date of this Agreement and as of the Closing Date (or if made as of a specified date, as of such date) and without giving effect to any materiality qualification related thereto, except as would not have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(c) Purchaser or Parent Breach. Purchaser or Parent shall not have failed to perform in any respect any obligation or to comply with any covenant of Purchaser and Parent to be performed or complied with by it under this Agreement, except where such failure or noncompliance would not have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(d) Termination. This Agreement shall not have been terminated in accordance with its terms.

(e) Closing Deliveries of Purchaser. Purchaser shall have delivered to Sellers each of the Closing deliveries set forth under Section 2.3.

ARTICLE VII

TERMINATION

Section 7.1 Termination. The Transactions may be terminated or abandoned at any time prior to the Closing Date:

(a) By the mutual written consent of Purchaser and each Seller;

(b) By Purchaser or any Seller if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree,

ruling or other action the parties hereto shall use their commercially reasonable efforts to lift) which permanently restrains, enjoins or otherwise prohibits the acquisition by Purchaser of the NPT Shares and the BVI Shares and such order, decree, ruling or other action shall have become final and non-appealable;

(c) By Purchaser or any Seller if the Closing shall not have occurred on or prior to August 30, 2003, and such party is not in willful breach of this Agreement at the time such party terminates this Agreement;

(d) By either Seller if Purchaser shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach would give rise to the failure of a condition set forth in Article VI, which breach cannot be or has not been cured within 30 days after the giving of written notice by any Seller Party to Purchaser specifying such breach; or

(e) By Purchaser if the Seller Parties shall have breached any representation, warranty, covenant or other agreement contained in this Agreement which would give rise to the failure of a condition set forth in Article VI, which breach cannot be or has not been cured within 30 days as to the giving of written notice by Purchaser to the Seller Parties specifying such breach.

Section 7.2 Effect of Termination. In the event of the termination or abandonment of the Transactions by any party hereto pursuant to the terms of this Agreement, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination or abandonment of the Transactions is made, and there shall be no liability or obligation thereafter on the part of Purchaser or any Seller Party except for fraud or for willful breach of this Agreement prior to such termination or abandonment of the Transactions; provided, that the amount of any losses, liabilities, damages, judgments, settlements and expenses, including interest and penalties recovered with respect thereto and reasonable attorneys’ fees and expenses and reasonable accountants’ fees and expenses incurred in the investigation or defense of the same or in asserting, preserving or enforcing any of the rights of Sellers arising from a claim of fraud against Purchaser or Parent for the willful breach of this Agreement by Purchaser or Parent (“Damages”) shall be allocated between Sellers pro rata to the allocations contained on Schedule 1.5 or, if no Schedule 1.5 has been prepared and agreed upon between Purchaser and Sellers at the time Damages are paid, the Damages shall be allocated between the Sellers on the basis of the Standard & Poor’s Appraisal.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Indemnification; Remedies.

(a) Each Seller Party shall indemnify, defend and hold harmless the Purchaser (and, effective as of the Closing Date, each Company) from and against and in respect of all Purchaser Losses.

(b) Each Seller Party shall severally indemnify and hold Purchaser (and, effective as of the Closing Date, each Company) harmless from and against the following:

(i) any liability for Taxes imposed on any Company as members of the “affiliated group” (within the meaning of Section 1504(a) of the Code) of which the Seller Party or any Affiliate of the Seller Party (or any predecessor or successor) is the common parent that arises under Treasury Regulation Section 1.1502-6(a) or comparable provisions of foreign, state or local law;

(ii) any liability for Taxes imposed on any Company, or for which any Company may otherwise be liable, for any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period deemed to end on and include the Closing Date;

(iii) any liability for Taxes imposed on Purchaser, any Company, or any affiliate of Purchaser resulting from a breach of the provisions of Section 3.26 or Section 5.4;

(iv) any liability of any Company for the payment of any amount (A) as a result of being party to any tax sharing agreement entered into on or before the Closing Date or (B) with respect to the payment of any Taxes imposed on any person as a result of any existing express or implied agreement or arrangement entered into on or before the Closing Date (including, but not limited to, an indemnification agreement or arrangement); and

(v) all claims or liabilities arising from changes made to the compensation or benefits of employees of the Companies during the 12 months prior to the Closing;

provided, however, that no Seller Party shall be liable for and shall not indemnify Purchaser (or its Subsidiaries and Affiliates) for Excluded Taxes.

(c) Purchaser shall indemnify and hold each Seller Party and its Subsidiaries and Affiliates harmless from and against:

(i) Taxes imposed on any Company for any taxable year or period that begins after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date; and

(ii) Excluded Taxes.

(d) If an indemnification obligation under Section 8.1(b) or (c) arises in respect of an adjustment which makes allowable to the indemnitee any Tax Benefit which would not, but for such adjustment, be allowable, then the indemnitee shall pay to the indemnitor an amount equal to the actual Tax savings produced by such Tax Benefit at the time such Tax savings is realized by such indemnitee; provided, however, that the amount of any such payment to the indemnitor shall not exceed the amount of any indemnity payment made by such indemnitor with respect to the adjustment giving rise to the Tax Benefit. The amount of any such Tax saving for any Tax period shall be the amount of the reduction in Taxes payable to a Taxing Authority with respect to such Tax period as compared to the Taxes that would have been payable to a Taxing Authority by the indemnitee in the absence of such Tax Benefit, taking into account the effect, if any, of the receipt of the indemnity payment on the purchase price of any assets.

(e) Each Seller Party’s indemnification obligations under Sections 8.1(a) and 8.1(b) shall be subject to each of the following limitations:

(i) Each Seller Party’s indemnification obligations relating to Purchaser Losses under Section 8.1(a) shall survive only until the first anniversary of the Closing Date; provided, however, that:

(A) each Seller Party’s indemnification obligations with respect to the representations set forth in Section 3.23 shall survive until the third anniversary of the Closing Date; and

(B) each Seller Party’s indemnification obligations (I) with respect to the representations set forth in Sections 3.1 through 3.3, 3.5 through 3.8 and (II) for Tax Claims under Section 8.1(b), shall in each case survive for full period of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof) (each such period, a “Survival Period”).

(ii) No claim for the recovery of any Purchaser Losses or Tax Claims may be asserted by any Purchaser Indemnified Person after the expiration of the relevant Survival Period; provided, however, that claims first asserted in writing by any Purchaser Indemnified Person with reasonable specificity prior to the expiration of the Survival Period shall not thereafter be barred by the expiration of the Survival Period. Except as otherwise provided herein, the parties intend to shorten the statute of limitations and agree that no claims or causes of action may be brought against any Seller Party based upon, directly or indirectly, any of the representations, warranties or agreements contained in Article III after the relevant Survival Period or, except as provided in Section 7.2, any termination of this Agreement. This Section 8.1 shall not limit any covenant or agreement of the parties that contemplates performance after the Closing.

(iii) No reimbursement for Purchaser Losses asserted under Section 8.1(a) that is based upon any breach of any representation or warranty or any breach of any covenant which is not a willful and intentional breach, shall be required unless the aggregate amount of Purchaser Losses exceeds the Threshold, and, in such event, indemnification shall be made by the Seller Parties only to the extent Purchaser Losses exceed the Threshold. Purchaser shall not have the right to indemnification for any individual Purchaser Loss asserted under Section 8.1(a) that is based upon any breach of any representation or warranty or any breach of any covenant which is not a willful and intentional breach or any individual Tax Claim asserted under Section 8.1(b), which is equal to or less than $50,000, and any such individual Purchaser Losses which are equal to or less than such amount shall not be counted for purposes of determining whether the aggregate amount of Purchaser Losses exceeds the Threshold. The limitations set forth in this clause (iii) shall not apply to a material breach of Section 3.27(a)(iii) or Section 5.13(d) or to the obligations of the Seller Parties pursuant to Section 5.3(d).

(iv) Each Purchaser Loss shall be reduced by (1) the amount of any insurance proceeds actually recovered by Purchaser or any Purchaser Indemnified Person with respect to such loss, (2) any indemnity, contribution or other similar payment actually recovered by Purchaser or any Purchaser Indemnified Person by any third party with respect to such loss and (3) an amount equal to any reduction of income Taxes attributable to such loss.

(v) In no event shall any Seller Party’s aggregate liability to Purchaser under this Agreement for Purchaser Losses and breaches of representations or warranties, covenants or agreements, whether pursuant to this Article VIII or otherwise, other than Tax Claims asserted under Section 8.1(b), exceed $33,000,000 (the “Cap Amount”); provided, however, that for purposes of the foregoing allocations, the amount of any Purchaser Losses where it is not reasonably ascertainable whether the Purchaser Losses arose with respect to a particular Company or Companies and the parties cannot agree in good faith to the allocation of a Purchaser Loss to a particular Company or Companies, the Purchaser Loss shall be allocated between the Sellers pro rata to the allocations of the Initial Cash Consideration set forth in Schedule 1.5.

Section 8.2 Notice of Claim; Defense.

(a) Purchaser shall give each Seller Party prompt notice of any third-party claim (other than claims arising out of any pending or threatened audit, notice of deficiency, proposed adjustment, assessment, examination or other administrative or court proceeding, suit, dispute or other claim which could affect the liability for Taxes of any Seller Party or Seller Party Affiliate) that may give rise to any indemnification obligation under this Article VIII, together with the estimated amount of such claim, and any Seller Party or the Seller Parties shall have the right to assume the defense (at the Seller Parties’ expense) of any such claim through counsel of the Seller Party’s or Seller Parties’ own choosing by so notifying Purchaser within 30 days of the receipt by each Seller Party of such notice from Purchaser; provided, however, that (i) any such counsel shall be reasonably satisfactory to Purchaser; and (ii) failure to give such notice shall not affect the indemnification obligations set forth herein unless the Seller Parties are materially prejudiced by such failure. The Seller Parties shall be liable for the fees and expenses of counsel employed by Purchaser for any period during which no Seller Party has assumed the defense of any such third-party claim (other than during any period in which Purchaser will have failed to give notice of the third-party claim as provided above). If any Seller Party or the Seller Parties assume such defense, Purchaser shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by any Seller Party or the Seller Parties; provided, however, that if Purchaser shall have reasonably concluded that a conflict may arise between the positions of the Seller or Seller Parties and Purchaser in conducting the defense of such action, the Purchaser shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such action on behalf of the Purchaser, and such Seller or Seller Parties shall be liable for any fees or expenses incurred thereby. If a Seller Party chooses or the Seller Parties choose to defend or prosecute a third-party claim, Purchaser shall cooperate in the defense or prosecution thereof, which cooperation shall include, to the extent reasonably requested by the Seller Party or the Seller Parties, the retention, and the provision to the Seller Party or Seller Parties, of records and information reasonably relevant to such third-party claim, and making employees of each Company available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder, but in each case at the expense of Seller or the Seller Parties. If any Seller Party chooses or the Seller Parties choose to defend or prosecute any third-party claim, Purchaser shall agree to any settlement, compromise or discharge of such third-party claim that Seller may recommend and that, by its terms, discharges Purchaser from the full amount of liability in connection with such third-party claim. None of Purchaser, any of its Affiliates or any Company may settle or otherwise dispose of any Claim for which the Seller Parties may have a liability under this Agreement without the prior written consent of each Seller Party, which consent shall not be unreasonably withheld by each Seller Party, unless Purchaser fully indemnifies each Seller Party in writing with respect to such liability in a manner reasonably satisfactory to each Seller Party. No Seller Party shall not be liable under this Section 8.2(a) for any settlement, compromise or discharge effected without its consent in respect of any claim for which indemnity may be sought hereunder. No indemnified party shall take any action the purpose of which is to prejudice the defense of any claim subject to indemnification hereunder or to induce a third party to assert a claim subject to indemnification hereunder.

(b) Each party hereto shall notify the chief tax officer of the other party in writing within 15 days following receipt by such party of written notice of any pending or threatened audits, notice of deficiency, proposed adjustment, assessment, examination or other administrative or court proceeding, suit, dispute or other claim which could affect the liability for Taxes of such other party. If the party required to give such notice fails to give such notice to the other party promptly, it shall not be entitled to indemnification for any Taxes arising in connection with such Tax Claim if and to the extent that such failure to give notice materially and adversely affects the other party’s right to participate in or defend the Tax Claim.

(c) The Seller Parties and their Affiliates shall have the sole right to represent the Company’s interests in any Tax Claim relating to taxable periods ending on or before the Closing Date and to employ counsel of its choice at its expense; provided that (i) the Seller Parties shall consult with Purchaser upon Purchaser’s reasonable request for such consultation from time to time with respect to such Tax Claim; and (ii) any settlement by the Seller Parties with respect to any Tax shall be subject to Section 5.4(e)(i). In the case of a Straddle Period, the Seller Parties and their Affiliates shall be entitled to participate at its expense in any Tax Claim relating in any part to Taxes attributable to the portion of such Straddle Period deemed to end on or before the Closing Date and, with the written consent of Purchaser, at the Seller Parties’ sole expense, may assume the control of such Tax Claim; provided that if Seller assumes the control of such Tax Claim, (i) the Seller Parties shall thereafter consult with Purchaser upon Purchaser’s reasonable request for such consultation from time to time with respect to such Tax Claim; and (ii) any settlement by the Seller Parties with respect to any Tax shall be subject to Section 5.4(e)(i). None of Purchaser, any of its Affiliates or the Company may settle or otherwise dispose of any Tax Claim for which the Seller Parties may have a liability under this Agreement without the prior written consent of each Seller Party, which consent may be withheld in the sole discretion of each Seller Party, unless Purchaser fully indemnifies each Seller Party in writing with respect to such liability in a manner satisfactory to each Seller Party.

Section 8.3 Resolution of All Tax-Related Disputes. If the Seller Parties and Purchaser cannot agree on the calculation of any amount relating to Taxes or the interpretation or application of any provision of this Agreement relating to Taxes, such dispute shall be resolved by a nationally recognized accounting firm mutually acceptable to each of the Seller Parties and Purchaser, whose decision shall be final and binding upon all persons involved and whose expenses shall be shared equally by the Seller Parties and Purchaser.

Section 8.4 Tax Effect of Indemnification Payments. All indemnity payments made by the Seller Parties to Purchaser Indemnified Persons, or by Purchaser Indemnified Persons to Seller, pursuant to this Agreement shall be treated for all Tax purposes as adjustments to the Purchase Price paid with respect to the NPT Shares and the BVI Shares.

Section 8.5 No Duplication; Sole Remedy Procedures.

(a) Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

(b) Purchaser’s rights to indemnification as provided for in Section 8.1 for a breach of the Seller Parties’ representations or warranties contained in this Agreement or a willful and intentional breach prior to the Closing by any Seller Party of the covenants contained in this Agreement shall constitute the sole remedy of any of Purchaser, Parent or any other Purchaser Indemnified Person for such a breach, and no Seller Party shall have any other liability or damages to Purchaser resulting from the breach.

(c) The indemnification and other provisions of this Article VIII shall govern the procedure for all indemnification matters under this Agreement, except to the extent otherwise expressly provided herein.

Section 8.6 No Right of Off-set/Set-off. Neither Purchaser nor any Seller Party shall have any right to off-set or set-off any payment due pursuant to Section 1.2 of this Agreement against any other payment to be made pursuant to this Agreement or otherwise (including against indemnification payments).

ARTICLE IX

DEFINITIONS AND INTERPRETATION

Section 9.1 Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:

“Affiliate” shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

“Agreement” or “this Agreement” shall mean this Purchase and Sale Agreement, together with the Exhibits, Schedules and Appendices hereto and the Disclosure Schedule.

“Applied Matter” shall mean any Proceeding, pending or threatened, to which Applied Materials, Inc. or any of its Affiliates is a party adverse to the Seller Parties and/or any of their Affiliates.

“Business” shall mean the Semiconductor Solutions Group of Schlumberger that provides advanced test and diagnostic systems as well as engineering services to the semiconductor industry, as conducted as of the date hereof.

“Balance Sheet” shall mean the most recent balance sheet of the Division included in the Financial Statements.

“Balance Sheet Date” shall mean the date of the Balance Sheet.

“Business Day” shall mean a day other than Saturday, Sunday or any day on which the principal commercial banks located in the State of California are authorized or obligated to close under the laws of such state.

“BVI Company Subsidiary” shall mean each Person which is a Subsidiary of the BVI Company, collectively (the “BVI Subsidiaries”).

“Closing” shall mean the closing referred to in Section 2.1.

“Closing Date” shall mean the date on which the Closing occurs.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” or “Companies” shall mean each of the US Company, the US Company Subsidiaries, the BVI Company and the BVI Company Subsidiaries (collectively, the “Companies”).

“Company Material Adverse Effect” shall mean any material adverse change in, or material adverse effect on, the business (including the continued operation thereof in accordance with past practice), financial condition or operations of the Companies, taken as a whole; provided, however, that (a) any changes that are generally applicable to (i) the semiconductor automated test industry market in which the Company operates, (ii) the United States economy or (iii) the United States securities markets shall be excluded from the determination of Company Material Adverse Effect; and (b) any adverse effect on the Companies resulting from the execution of this Agreement or any public announcement relating to this Agreement or the Transactions, consummation of the Transactions or compliance with the terms and conditions of this Agreement, shall also be excluded from the determination of a Company Material Adverse Effect.

“Company Plans” shall mean the Plans maintained by the Company that solely relate to directors, employees and former employees of the Companies.

“Computer Software” shall mean computer software and includes, without limitation, application programs, operating systems, databases, source code, object code, firmware, and all specifications and documentation related thereto.

“Confidentiality Agreement” shall mean that certain Non-Disclosure Agreement, dated May 15, 2003 between Schlumberger and Parent.

“Copyrights” shall mean U.S. and foreign registered and unregistered copyrights and applications thereof (including, without limitation, those in Computer

Software and databases, and further including, without limitation, all moral rights associated therewith).

“Disclosure Schedule” shall mean the disclosure schedule of even date herewith prepared and signed by the Seller Parties and delivered to Purchaser simultaneously with the execution hereof as amended or supplemented by the Seller Parties pursuant to the terms hereof.

“Division” shall mean the business segment of Schlumberger Limited that conducts the Business as of the date hereof.

“DOJ” shall mean the Antitrust Division of the United States Department of Justice.

“Due Date” shall mean, with respect to any Tax Return, the date such return is due to be filed (taking into account any valid extensions).

“Encumbrances” shall mean any and all liens, charges, security interests, options, claims, mortgages, pledges, proxies, voting trusts or agreements, obligations, understandings or arrangements or other restrictions on title or transfer of any nature whatsoever.

“Environmental Law” shall mean all federal, state, local or foreign laws, treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or final or otherwise enforceable governmental restriction or requirement of any government authority governing pollution or the protection of human health or the environment or safety from environmental exposure or pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or hazardous substance or material.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any trade or business, whether or not incorporated, that together with the Company would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” shall mean (a) any Taxes that result from an actual or deemed election under Section 338 of the Code or any similar provisions of state law or the law of any other taxing jurisdiction with respect to the Company in connection with any of the transactions contemplated by this Agreement, other than any Taxes with respect to any period, or portion thereof, that ends on or prior to the Closing Date that result from any Elections (after giving effect to Treasury Regulation Section 1.338-1(d) with respect to transactions that occur after the Closing), (b) any Transfer Taxes for which Purchaser is liable pursuant to Section 5.4(d), (c) any Taxes incurred solely as a result of Purchaser failing to cause each Company to timely file or have filed on its behalf any Tax Return which Purchaser is required to cause such Company to file or cause to be filed pursuant to the terms of this Agreement, and (d) any Taxes incurred solely as a result of Purchaser’s failure to comply with its obligation to cooperate with Seller in the preparation of Tax Returns pursuant to the Terms of this Agreement.

“Financial Statements” shall mean (a) an unaudited consolidated statement of operations of the Division for the three months ended March 31, 2003 and 2002; (b) an unaudited consolidated balance sheet for the Division as of March 31, 2003; (c) an audited consolidated statement of operations for the Division for the three years ended December 31, 2002, 2001 and 2000; and (d) an audited consolidated balance sheet as of December 31, 2002 and 2001.

“FTC” shall mean the United States Federal Trade Commission.

“GAAP” shall mean United States generally accepted accounting principles as in effect on the date hereof.

“Governmental Entity” shall mean a court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” shall mean (a) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument, (c) all obligations under financing leases, (d) all obligations in respect of acceptances issued or created, (e) all liabilities secured by any lien on any property and (f) all guarantee obligations.

“Insurance Policy” shall mean any insurance policy maintained by any Seller or any of its Affiliates, other than any State Workers’ Compensation Policy or equivalent foreign state policy the premiums of which are paid directly by a Company.

“Intellectual Property Rights” shall mean all of the following: Trademarks, Patents, Copyrights, Trade Secrets, any rights in or under industrial designs (whether or not registered), databases and data collections; all rights to apply for, obtain or register any of the foregoing; and all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.

“Intercompany Indemnification Agreement” shall mean the Indemnification Agreement, dated June 23, 2003.

“Interest Rate” shall mean the rate of interest announced publicly by Citibank, N.A., in New York, New York as its base rate.

“Knowledge of the Seller Parties” shall mean the actual knowledge (and not constructive or imputed) knowledge of each of Ashok Belani, Frank Sorgie, Roland Ewubare, Jorge Celaya, Brett Hooper, Jean-Luc Pelissier, Luca Sartori or Jack Sexton, and solely with respect to representations made in Section 3.27 hereof, Ted Lundquist or Michel Villemain.

“Lease” shall mean each lease pursuant to which any Company leases any real or personal property (excluding leases relating solely to personal property calling for rental or similar periodic payments not exceeding $50,000 per annum).

“Licensed Intellectual Property” means all Intellectual Property Rights owned by a third party and licensed or sublicensed to any of the Companies or any of their Subsidiaries.

“Net Book Value” shall mean, with respect to a specific date, an amount equal to the excess of the total consolidated assets of the Division on such date over the total consolidated liabilities of the Division on such date.

“Owned Intellectual Property” means all Intellectual Property Rights owned by any of the Companies or of their Subsidiaries.

“Patents” shall mean U.S. and foreign patents and patent applications.

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“Person” shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Plan” shall mean each deferred compensation and each incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program (within the meaning of Section 3(1) of ERISA); each profit sharing, stock bonus or other “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is for the benefit of any director, employee or former employee of any Company and is sponsored, maintained or contributed to or required to be contributed to by any Company or by any Affiliate of the Company, or to which any Company or an ERISA Affiliate is party, whether written or oral.

“Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or any arbitrator or arbitration panel.

“Purchaser Indemnified Persons” shall mean Purchaser and each of its Affiliates.

“Purchaser Losses” shall mean any and all actual losses, liabilities, damages, judgments, settlements and expenses (including interest and penalties with respect thereto and reasonable attorneys’ fees and expenses and reasonable accountants’ fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of the rights of Purchaser arising under Article VIII) incurred by any Company or any of the Purchaser Indemnified Persons that arise out of (a) any breach by any Seller Party of any of Seller Party’s representations and warranties contained in or made by or pursuant to this Agreement or (b) any breach by any Seller Party of any covenants contained in this Agreement; provided, however, that the term “Purchaser Losses” (i) shall include any such losses regardless of whether such losses arise as a result of Purchaser’s negligence, gross negligence or strict liability; (ii) shall not include the matters referred to in Section 8.1(b); and (iii) shall include any losses arising out of any infringement, whether direct or indirect, by the Companies of the patents listed in Section 3.27(a) of the Disclosure Schedule (or any foreign counterparts thereof) and any valid indemnity claims by customers of the Companies based on any infringement of such patents, but only to the extent such infringement occurs prior to the Closing Date.

“Purchaser Material Adverse Effect” shall mean any circumstances, developments or matters that would materially impede the authority or ability of Purchaser to consummate the Transactions in accordance with the terms and conditions hereof and under any applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law resolutions, ordinance, code, order, edict, decree, rule, regulation, ruling or requirement issued enacted, adopted promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Purchaser Purchase Price Adjustment” shall mean the aggregate amount paid by Purchaser for any Sale Transaction Adjustment and any Purchaser Adjustment Payment.

“Real Property” shall mean all real property that is owned or used by any Company or that is reflected as an asset of any Company on the Balance Sheet .

“Retained Employee” shall mean each person who was an active or inactive employee (including but not limited to any such employee who is on any leave of absence, whether paid or unpaid, including, but not limited to, leave pursuant to the

Family and Medical Leave Act (the “FMLA”), short-or-long term disability leave, medical leave pursuant to Workers’ Compensation) of any Company immediately prior to the Closing Date.

“Retained Plans” shall mean the Plans identified as Retained Plans on the Disclosure Schedule for which sponsorship and responsibility will be retained following the Closing by a Seller Party or an Affiliate of a Seller Party.

“Return Amount” shall have the meaning set forth in Section 1.4(d)(v).

“Schlumberger” shall mean Schlumberger Limited, a corporation organized under the laws of the Netherlands Antilles.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“SEC” shall mean the United States Securities and Exchange Commission.

“Seller Party” shall mean each of STC, STI and SBV (collectively, the “Seller Parties”).

“Seller Guaranty” shall mean any guaranty, letter of credit, letter of comfort, indemnity or contribution agreement or other similar agreement entered into by any Seller or any of its Affiliates in favor of any third party with respect to any actual or potential liability or obligation of any Company to such third party.

“Straddle Period” shall mean a taxable year or period beginning on or before, and ending on or after, the Closing Date.

“Subsidiary” shall mean, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) such Person or any other Subsidiary of such Person is a general partner (excluding any such partnership where such Person or any Subsidiary of such party does not have a majority of the voting interest in such partnership).

“Tax” or “Taxes” shall mean (i) all taxes, charges, fees, duties, levies, penalties or other assessments imposed by any federal, state, local or foreign governmental authority, including income, gross receipts, excise, property, sales, gain, use, license, custom duty, unemployment, capital stock, transfer, franchise, payroll, withholding, social security, minimum estimated, profit, gift, severance, value added, disability, premium, recapture, credit, occupation, service, leasing, employment, stamp and other taxes, and shall include interest, penalties or additions attributable thereto or attributable to any failure to comply with any requirement regarding Tax Returns; and (ii) in the case of any Company, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Closing Date a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of any Company to a Taxing Authority is determined or taken into account with reference to the activities of any other Person.

“Tax Asset” means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including without limitation deductions and credits related to alternative minimum Taxes but not including tax basis in assets).

“Tax Claim” shall mean a claim for indemnification or defense with respect to Taxes arising out of Article VIII, including reasonable attorneys’ fees and expenses and reasonable accountants’ fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of the rights of Purchaser or any Seller Party, as the case may be, arising out of Article VIII.

“Taxing Authority” shall mean any federal, state, local or foreign Governmental Entity responsible for the imposition of any Taxes.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any such document prepared on a consolidated, combined or unitary basis and also including any schedule or attachment thereto, and including any amendment thereof.

“Threshold” shall mean an amount equal to $1,000,000.

“Title IV Plan” shall mean a Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code.

“Trademarks” shall mean U.S. and foreign registered and unregistered trademarks, trade dress, service marks, logos, trade names, domain names, and corporate names, and all goodwill associated therewith.

“Trade Secrets” shall mean trade secrets as defined in the Uniform Trade Secrets Act.

“Transactions” shall mean the NPT Sale, the BVI Sale and all other transactions provided for or contemplated by this Agreement.

“Transfer Taxes” shall mean all sales (including bulk sales), use, transfer, recording, ad valorem, privilege, documentary, gains, gross receipts, registration, conveyance, excise, license, stamp, duties or similar Taxes and fees.

“Transition Services Agreement” shall have the meaning set forth in Section 5.8.

“US Company Subsidiary” shall mean each Person which is a Subsidiary of the US Company (collectively, the “US Company Subsidiaries”).

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act.

Section 9.2 Interpretation.

(a) Terms or phrases used but not defined in this Agreement, if such terms or phrases are ascribed a meaning under GAAP, shall be ascribed such meanings as such terms or phrases are used under GAAP.

(b) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(d) The words “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

(e) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(f) A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

(g) A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof and all regulations and statutory instruments issued thereunder or pursuant thereto.

(h) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.1 Fees and Expenses. All costs and expenses incurred in connection with this Agreement and the consummation of the Transactions shall be paid by the party incurring such expenses, except as specifically provided to the contrary in this Agreement.

Section 10.2 Amendment and Modification. This Agreement may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by all of the parties hereto expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

Section 10.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if mailed, delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Purchaser or to Parent, to:

NPTest Holding Corporation
NPTest Acquisition Corporation
C/o Francisco Partners
2882 Sand Hill Road, Suite 280
Menlo Park, California 94025
Attention: Dipanjan Deb
Telephone: (650) 233-2900
Telecopy: (650) 233-2999

with a copy to:

Davis Polk & Wardwell
1600 El Camino Real
Menlo Park, California 94025
Attention: David W. Ferguson
Telephone: (650) 752-2100
Telecopy: (650) 752-3700

if to the Sellers, to:

Schlumberger Technologies, Inc.
c/o Schlumberger Limited
153 East 53rd Street, 57th Floor
New York, New York 10022
Attention: Roland Ewubare, General Counsel
Telephone: (212) 350-9400
Telecopy: (212) 350-9419

and to:

Schlumberger B.V.
Parkstraat 83-89, 2514 JG
The Hague, The Netherlands
Attention: Bram Verburg
Telephone: 31 70 3105483
Telecopy: 31 70 3105485

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue, Suite 1100
Palo Alto, California 94301
Attention: Gregory C. Smith
Telephone: (650) 470-4500
Telecopy: (650) 470-4570

Section 10.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 10.5 Entire Agreement; No Third Party Beneficiaries. This Agreement, the License Agreement, the Transition Services Agreement and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof and (b) are not intended to confer upon any Person other than the parties hereto and thereto and the officers and directors of the Seller Parties and the Retained Employees any rights or remedies hereunder. In the event of any conflict between this Agreement and the Intercompany Indemnification Agreement or the Assignment and Assumption Agreement referred to therein, the provisions of this Agreement shall be controlling.

Section 10.6 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

Section 10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

Section 10.8 Dispute Resolution. In the event of a dispute arising out of or in connection with this Agreement, the matter shall be submitted to the chief executive officer of STI and the managing partner of Francisco Partners, L.P. who shall meet in person in a neutral setting to attempt in good faith to resolve such matter. In the event that they have been unable to resolve such matter within thirty (30) days after their first meeting, either party may seek the legal remedies entitled to them hereunder in accordance with Article VIII of this Agreement.

Section 10.9 Venue. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute that the parties fail to resolve pursuant to Section 10.8 hereof arises out of this Agreement or any of the Transactions, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it shall not bring any action relating to this Agreement or any of the Transactions in any court other than a federal or state court sitting in the State of Delaware.

Section 10.10 Time of Essence. Each of the parties hereto hereby agrees that, with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 10.11 Extension; Waiver. At any time prior to the Closing Date, either party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 10.12 Election of Remedies. Neither the exercise of nor the failure to exercise a right of set-off or to give notice of a claim under this Agreement will constitute an election of remedies or limit Purchaser or any of the Purchaser Indemnified Persons in any manner in the enforcement of any other remedies that may be available to any of them, whether at law or in equity.

Section 10.13 Assignment. Neither this Agreement not any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written content of the other parties, except that Purchaser may assign, in its sole discretion, any or all of its rights and interests hereunder to any direct or indirect wholly owned Subsidiary of Parent or Purchaser. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

NPTEST HOLDING CORPORATION

By	/s/ Benjamin H. Ball
Name:	Benjamin H. Ball
Title:	Secretary

NPTEST ACQUISITION CORPORATION

By	/s/ Benjamin H. Ball
Name:	Benjamin H. Ball
Title:	Secretary

SCHLUMBERGER TECHNOLOGY CORPORATION

By	/s/ Jorge Celaya
Name:	Jorge Celaya
Title:	Attorney-in-fact

SCHLUMBERGER TECHNOLOGIES, INC.

By	/s/ Roland Ewubare
Name:	Roland Ewubare
Title:	Attorney-in-fact

SCHLUMBERGER B.V.

By	/s/ A.R. Verburg
Name:	A.R. Verburg
Title:	Director